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Exhibit 2.1

AGREEMENT AND PLAN OF MERGER

        This AGREEMENT AND PLAN OF MERGER (this "Agreement") is made and entered into as of January 29, 2002, by and among HPL Technologies, Inc., a Delaware corporation ("Parent"), HPL Acquisition Sub, Inc., a Delaware corporation ("Merger Sub"), and Covalar Technologies Group, Inc., a Texas corporation (the "Company"), with respect to the following facts:

RECITALS

        A.    The respective boards of directors of Parent, Merger Sub and the Company have approved and declared advisable the merger of the Company with and into Merger Sub (the "Merger"), upon the terms and subject to the conditions set forth herein, and have determined that the Merger and the other transactions are fair to, and in the best interests of, their respective shareholders.

        B.    Pursuant to the Merger, among other things, the holders of the outstanding shares of common stock, $0.01 par value, of the Company ("Company Common Stock") shall be entitled to receive the Merger Consideration, as hereinafter defined.

        C.    For United States Federal income tax purposes, it is intended that the Merger will qualify as a reorganization under the provisions of Section 368(a) of the Internal Revenue Code of 1986, as amended (the "Code"), and this Agreement is hereby adopted by the parties as a plan of reorganization for purposes of Section 368 of the Code.

        The parties hereto agree as follows:

ARTICLE I

THE MERGER

        1.1    The Merger.    At the Effective Time (as defined in Section 1.2) and subject to and upon the terms and conditions of this Agreement and the applicable provisions of the Texas Business Corporation Act (the "TBCA") and the Delaware General Corporation Law (the "DGCL"), (i) the Company shall merge with and into Merger Sub, (ii) the separate corporate existence of the Company shall cease and (iii) Merger Sub shall be the surviving corporation. Merger Sub, as the surviving corporation after the Merger, is hereinafter sometimes referred to as the "Surviving Corporation."

        1.2    Closing; Effective Time.    The closing of the Merger (the "Closing") will take place at 10:00 a.m., California time, on a date to be specified by the parties (the "Closing Date"), which shall be no later than the second business day after satisfaction or waiver of the conditions set forth in Articles VI and VII (other than those conditions that by their terms are to be satisfied at the Closing, but subject to the satisfaction or waiver of those conditions), and subject to Section 5.12, at the offices of Heller Ehrman White & McAuliffe LLP, 4350 La Jolla Village Drive, San Diego, California, unless another date or place is agreed to in writing by the parties hereto. At the Closing, the parties shall cause the Merger to be consummated by filing a Certificate of Merger and Articles of Merger substantially in the form of Exhibits A and B, respectively, attached hereto (collectively, the "Merger Filings") with the Secretary of State of the State of Delaware and the Secretary of State of the State of Texas, respectively, in accordance with the relevant provisions of the DGCL and the TBCA (the time of such filing, or such later time as may be agreed in writing by the parties and specified in the Merger Filings, being the "Effective Time").

        1.3    Effects of the Merger.    The effects of the Merger shall be as provided in this Agreement, the of Merger Filings and the applicable provisions of the DGCL and the TBCA. Without limiting the foregoing, at the Effective Time all the property, rights, privileges, powers and franchises of the Company and Merger Sub shall vest in the Surviving Corporation, and all debts, liabilities and duties of the Company and Merger Sub shall become the debts, liabilities and duties of the Surviving Corporation.

        1.4    Articles of Incorporation; Bylaws.

        (a)  From and after the Effective Time, the Articles of Incorporation of Merger Sub, as in effect immediately prior to the Effective Time, shall be the Articles of Incorporation of the Surviving Corporation; provided, however, that the name of the Surviving Corporation shall be changed to HPL Texas, Inc., a Delaware corporation, as of the Effective Time.

        (b)  From and after the Effective Time, the bylaws of Merger Sub, as in effect immediately prior to the Effective Time, shall be the bylaws of the Surviving Corporation.

        1.5    Directors and Officers of the Surviving Corporation.    The directors and officers of Merger Sub immediately prior to the Effective Time shall serve as the initial directors and officers of the Surviving Corporation, until their respective successors are duly elected and qualified.

ARTICLE II

CONVERSION OF SHARES

        2.1    Conversion of Stock.    As of the Effective Time, by virtue of the Merger and without any action on the part of the holder of any shares of Company Common Stock:

        (a)  Subject to Sections 5.12 and 7.2(d), each issued and outstanding share of Company Common Stock (other than shares to be cancelled in accordance with Section 2.1(b)) shall be converted into the right to receive (i) that amount of cash (the "Cash Consideration") equal to the quotient obtained by dividing (A) $10,000,000 less the Company's documented out-of-pocket expenses, including without limitation the Company's due diligence examination of Parent and its business and assets, but excluding the fees and expenses of the financial audit of the Company for the year ended December 31, 2001, incurred in connection with this Agreement and the transactions contemplated hereby, which shall be agreed in writing by Parent and the Company prior to the Effective Time (provided such written agreement shall not be deemed to be a waiver by Parent of any right to make a claim for Damages (as defined in Section 9.1) in connection with such out-of-pocket expenses) by (B) the total number of issued and outstanding shares of Company Common Stock at the Effective Time (the "Outstanding Company Shares"), and (ii) that number of validly issued, fully paid and non-assessable shares (hereinafter referred to as the "Stock Consideration" and, together with the Cash Consideration, the "Merger Consideration") of Parent common stock, $.001 par value ("Parent Common Stock") equal to the quotient obtained by dividing (A) an amount equal to 1,900,000 shares of Parent Common Stock (the "Base Stock Number") less the number of Option Shares (as defined in Section 5.10(a)), by (B) the number of Outstanding Company Shares. As of the Effective Time, all Outstanding Company Shares shall no longer be outstanding and shall automatically be canceled and retired and shall cease to exist, and each holder of a certificate which immediately prior to the Effective Time represented any Outstanding Company Shares (each, a "Company Certificate") shall cease to have any rights with respect thereto, except the right to receive the Merger Consideration for each Outstanding Company Share and cash in lieu of fractional shares of Parent Common Stock to which such holder is entitled pursuant to Section 2.4, in each case to be issued or paid in consideration therefor upon surrender of such Company Certificate in accordance with Section 2.3, without interest. Notwithstanding the foregoing, if between the date of this Agreement and the Effective Time the outstanding shares of Parent Common Stock shall have been changed into a different number of shares or a different class, by reason of the occurrence or record date of any stock dividend, subdivision, reclassification, recapitalization, split, combination, exchange of shares or similar transaction, the Stock Consideration (and the Escrow Shares and the Adjusted Stock Consideration, each as defined below) shall be appropriately adjusted to reflect such stock dividend, subdivision, reclassification, recapitalization, split, combination, exchange of shares or similar transaction.

        (b)  Each share of Company Common Stock that is owned at the Effective Time by the Company, Parent, Merger Sub or any Subsidiary (as defined in Section 2.10) thereof, shall automatically be canceled and retired and shall cease to exist, and no shares of Parent Common Stock or other consideration shall be delivered in exchange therefor.

        (c)  At the Effective Time, to the extent that any shares of Company Common Stock are subject to restrictions on transfer, vesting, or otherwise, the shares of Parent Common Stock issued in exchange therefor in the Merger shall be subject to substantially similar restrictions; provided, however, that any rights to repurchase unvested shares shall be adjusted in number and price to reflect the Merger Consideration to be issued for Company Common Stock.

        2.2    Escrow.    Subject to Section 7.2(d), 200,000 shares of the aggregate Stock Consideration otherwise issuable to the holders of Outstanding Company Shares (the "Escrow Shares") shall be issued in the name of Mark Harward, as Shareholder Representative (as defined in Section 9.7(a) and delivered to Comerica Bank (the "Escrow Agent") within 10 days from the Closing to be held for a period of one year from the Closing Date pursuant to the terms of that certain Escrow Agreement attached hereto as Exhibit C (the "Escrow Agreement"). The Escrow Shares shall be held by the Escrow Agent in accordance with the Escrow Agreement to satisfy any claims for indemnification made by Parent or the Surviving Corporation pursuant to Article IX hereof. The certificate representing the Escrow Shares will be endorsed in blank or with blank stock powers attached.

        2.3    Exchange of Company Stock Certificates.

        (a)  Promptly after the Effective Time, Parent shall cause to be mailed to each holder of Outstanding Company Shares a letter of transmittal (which shall specify that delivery shall be effected, and risk of loss and title to the Company Certificates shall pass, only upon proper delivery of the Company Certificates to Parent) and instructions for surrender of the Company Certificates. Upon surrender to Parent of a Company Certificate(s), together with a letter of transmittal duly executed and a Lock-up Agreement (as defined in Section 2.8 below),, the holder of Outstanding Company Shares shall be entitled to receive in exchange therefor: (i) a certificate for Parent Common Stock (a "Parent Certificate") evidencing the whole number of shares of Parent Common Stock equal to the Adjusted Stock Consideration multiplied by the number of Outstanding Company Shares held by such holder; (ii) cash in an amount equal to the Cash Consideration multiplied by the number of Outstanding Company Shares held by such holder; and (iii) cash in lieu of fractional shares as provided in Section 2.4. No Parent Certificate will be issued to a Person (as defined in Section 2.10) who is not the registered owner of a surrendered Company Certificate, unless (i) the Company Certificate so surrendered has been properly endorsed or otherwise is in proper form for transfer, and (ii) such Person shall either (A) pay any transfer or other tax required by reason of such issuance or (B) establish to the satisfaction of the Surviving Corporation that such tax has been paid or is not applicable. Until surrendered in accordance with the provisions of this Section 2.3, from and after the Effective Time, each Company Certificate shall be deemed to represent, for all purposes other than payment of dividends declared or accrued prior to the Effective Time, the right to receive a certificate representing the number of full shares of Parent Common Stock and the amount of cash as determined in accordance with this Section 2.3(a) and cash in lieu of fractional shares as provided in Section 2.4, without interest.

        (b)  The "Adjusted Stock Consideration" shall be that number of shares of Parent Common Stock equal to the quotient obtained by dividing (i) (A) the Base Stock Number less (B) the number of Escrow Shares and (C) less the number of Option Shares by (ii) the Outstanding Company Shares.

        (c)  No dividend or other distribution declared with respect to Parent Common Stock with a record date after the Effective Time will be paid to holders of Outstanding Company Shares which have not surrendered their Company Certificates until such holders surrender their Company Certificates. Upon the surrender of such Company Certificates, there shall be paid to such holders, promptly after such surrender, the amount of dividends or other distributions, without interest, declared with a record date after the Effective Time and not paid because of the failure to surrender Company Certificates for exchange.

        (d)  Notwithstanding anything to the contrary in this Agreement, none of Parent or the Surviving Corporation shall be liable to any holder of Outstanding Company Shares for shares of Parent Common Stock, cash or cash in lieu of fractional shares delivered to a public official pursuant to any applicable abandoned property, escheat or similar law.

        (e)  In the event that any Company Certificates shall have been lost, stolen or destroyed, Parent shall issue and pay in respect of such lost, stolen or destroyed Company Certificates, upon the making of an affidavit of that fact by the holder thereof, a Parent Certificate evidencing full shares of Parent Common Stock, cash in accordance with Section 2.3(a) and cash in lieu of fractional shares, if any, as provided in section 2.4, and any dividends or distributions payable hereunder; provided, however, that Parent may, in its discretion and as a condition precedent to the issuance thereof, require the owner of such lost, stolen or destroyed Company Certificate to deliver a bond in such sum as it may reasonably direct as indemnity against any claim that may be made against Parent with respect to the Company Certificates alleged to have been lost, stolen or destroyed.

        2.4    Fractional Shares.    No fractional shares of Parent Common Stock shall be issued in connection with the Merger and no dividends or other distributions of Parent shall relate to such fractional shares and such fractional shares shall not entitle the owner thereof to voting or to any rights as a shareholder of Parent. Instead, each holder of Outstanding Company Shares who would otherwise be entitled to a fractional share of Parent Common Stock (after aggregating all fractional shares of Parent Common Stock to be received by such holder as determined in accordance with Section 2.3(a)) shall receive from Parent an amount of cash (rounded down to the nearest whole cent) equal to the product of (i) such fractional share, multiplied by (ii) the Parent Closing Price. For purposes of this Agreement, "Parent Closing Price" shall mean the closing sale price of a share of Parent Common Stock as reported on the Nasdaq National Market at the close of trading on the last trading day before the Closing.

        2.5    Withholding Rights.    Parent shall be entitled to deduct and withhold from the consideration otherwise payable to any holder of Outstanding Company Shares pursuant to Section 2.1(a) or the Escrow Agreement such amounts as may be required to be deducted and withheld with respect to the making of such payment under the Code or under any state or local tax law. If any withholding obligation may be avoided by such holder providing information to Parent, Parent shall request such information before withholding. To the extent that amounts are so withheld and paid over to the appropriate taxing authority, Parent will be treated as though it withheld from the type of consideration from which withholding is required an appropriate amount otherwise payable pursuant to this Agreement to any holder of Outstanding Company Shares in order to provide for such withholding obligation. If withholding is required from Parent Common Stock, Parent shall be treated as having sold such Parent Common Stock on behalf of the holder(s) of Outstanding Company Shares for an amount of cash equal to the fair market value of such consideration at the time of such deemed sale and paid such cash proceeds to the appropriate taxing authority.

        2.6    Tax Consequences.    For United States income tax purposes, it is intended by the parties hereto that the Merger qualify as a reorganization within the meaning of Section 368(a) of the Code and that this Agreement be a "plan of reorganization". The Company hereby acknowledges and agrees that Parent and Merger Sub have not given any tax advice in connection with the Merger or otherwise, and have no responsibility for any tax consequences to the Company, the holders of Outstanding Company Shares or the Optionees (as defined in Section 5.10), arising from or related to the Merger or otherwise. The Company further acknowledges and agrees that it has had an opportunity to consult with its tax advisor as to the tax consequences arising from or related to the Merger and all other transactions contemplated herein.

        2.7    Dissenting Shares.

        (a)  Notwithstanding anything to the contrary in this Agreement, any holder of Outstanding Company Shares who has exercised his dissenters' rights in accordance with applicable law and who, as of the Effective Time, has not effectively withdrawn or lost such dissenters' rights ("Dissenting Shares"), shall not have the right to have such Dissenting Shares converted into or represent a right to receive shares of Parent Common Stock and cash, as determined in accordance with Section 2.3(a) and pursuant to the Escrow Agreement and Article X but the holder of the Dissenting Shares shall be entitled only to such rights as are granted by applicable law, and the aggregate Stock Consideration and the aggregate Cash Consideration shall be reduced by the number of shares of Parent Common Stock and the amount of cash that would have been issued and paid in respect of such Dissenting Shares.

        (b)  Notwithstanding the provisions of Section 2.7(a), if any holder of Dissenting Shares shall effectively withdraw or lose (through failure to perfect or otherwise) such holder's dissenters' rights under applicable law, then, as of the later of the Effective Time or the occurrence of such event, each of such holder's Outstanding Company Shares shall automatically be converted into and represent only the right to receive the Merger Consideration therefor, as provided in Sections 2.3(a) and the right to receive the Merger Consideration pursuant to the Escrow Agreement or the Earn-out Shares pursuant to Article X, upon surrender of his Company Certificates.

        2.8    Restricted Stock; Lock-up.

        The Merger and the other transactions contemplated hereby shall qualify as a private placement under Rule 506 of Regulation D under the Securities Act of 1933 (the "Securities Act") and the shares of Parent Common Stock issued in connection with the Merger shall constitute "restricted securities" under the Securities Act. Parent shall have no obligation to register such shares under the Securities Act. The shares of Parent Common Stock issued in connection with the Merger may not be offered, sold, assigned, pledged or otherwise transferred, except following registration of such shares under the Securities Act or in reliance on an exemption from registration under the Securities Act. Prior to the delivery of his or their Parent Certificate, each Company Shareholder shall have executed and delivered to Parent a lock-up agreement with a one-year term, in the form of Exhibit D attached hereto (the "Lock-up Agreements"). The certificates representing the Parent Common Stock shall bear the following restrictive legends:

  THE SECURITIES REPRESENTED BY THIS CERTIFICATE HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933 (THE "ACT"), OR ANY STATE SECURITIES LAWS. THE SECURITIES MAY NOT BE OFFERED, SOLD, ASSIGNED, PLEDGED, OR OTHERWISE TRANSFERRED UNLESS REGISTERED OR QUALIFIED PURSUANT TO THE PROVISIONS OF THE ACT AND APPLICABLE STATE SECURITIES LAWS, OR AN OPINION OF COUNSEL SATISFACTORY TO PARENT IS OBTAINED BY THE HOLDER OF THIS CERTIFICATE STATING THAT SUCH OFFER, SALE, ASSIGNMENT, PLEDGE, OR TRANSFER IS EXEMPT FROM SUCH REGISTRATION OR QUALIFICATION.

  THE SECURITIES REPRESENTED BY THIS CERTIFICATE ARE SUBJECT TO THE TERMS AND CONDITIONS OF A LOCK-UP AGREEMENT ENTERED INTO BY THE HOLDER OF SUCH SECURITIES PURSUANT TO WHICH SUCH SECURITIES MAY NOT BE OFFERED, SOLD, ASSIGNED, PLEDGED, OR OTHERWISE DISPOSED OF PRIOR

  TO                         , 2003, WITHOUT THE PRIOR WRITTEN CONSENT OF THE ISSUER, EXCEPT IN ACCORDANCE WITH THE TERMS OF THE LOCK-UP AGREEMENT. STOP TRANSFER INSTRUCTIONS CONSISTENT WITH THE LOCK-UP AGREEMENT HAVE BEEN ISSUED TO THE ISSUER'S TRANSFER AGENT. A COPY OF THE LOCK-UP AGREEMENT IS ON FILE AT THE PRINCIPAL OFFICE OF THE ISSUER.

        2.9    Certain defined terms.    The following capitalized terms used in this Agreement shall have the following meanings:

        (a)  "Affiliate" of, or "Affiliated" with, a specified Person shall mean a Person that directly, or indirectly through one or more intermediaries, controls, or is controlled by, or is under common control with, the specified Person.

        (b)  "Person" shall mean any individual, group, organization, corporation, partnership, joint venture, limited liability company, trust or entity of any kind.

        (c)  "Subsidiary" when used with respect to any Person, shall mean any corporation or other organization, whether incorporated or unincorporated, of which (A) at least a majority of the securities or other interests having by their terms ordinary voting power to elect a majority of the board of directors or others performing similar functions with respect to such corporation or other organization is directly or indirectly owned or controlled by such Person (through ownership of securities, by contract or otherwise) or (B) such Person or any Subsidiary of such Person is a general partner of any general partnership or a manager of any limited liability company.

ARTICLE III

REPRESENTATIONS AND WARRANTIES OF THE COMPANY

        The Company makes to Parent and Merger Sub the representations and warranties contained in this Article III, in each case subject to the exceptions set forth in the disclosure statement, dated as of the date hereof by the Company to Parent prior to the execution of this Agreement (the "Company Disclosure Statement"). The Company Disclosure Statement shall be arranged in schedules corresponding to the numbered and lettered Sections of this Article III, and the disclosure in any Schedule of the Company Disclosure Statement shall qualify only the corresponding Section of this Article III. "Company's Knowledge" or similar expressions shall mean the actual, conscious knowledge of Mark Harward, Gene Mullinnix, Brenda Stoner or Merrill Wertheimer after due inquiry of employees of the Company and any Affiliate who could reasonably be expected to have knowledge of the subject matter.

        3.1    Organization, Etc.

        (a)  Each of the Company and its Subsidiaries listed on Schedule 3.1(a) (the "Company Subsidiaries") is a corporation duly organized, validly existing and in good standing under the laws of Texas, and has all requisite corporate power and authority to own, lease and operate its properties and to carry on its business as now being conducted. Each of the Company and the Company Subsidiaries is duly qualified as a foreign corporation to do business, and is in good standing, in each jurisdiction where the character of its owned or leased properties or the nature of its activities makes such qualification necessary, except where the failure to be so qualified or in good standing would not reasonably be expected to have, individually or in the aggregate, have a Company Material Adverse Effect (as defined below). For the purposes of this Agreement, "Company Material Adverse Effect" means any change, event or effect that is: (A) materially adverse to the business, operations, assets, condition (financial or otherwise), or results of operations of the Company and the Company Subsidiaries, taken as a whole or (B) materially adverse to the rights, obligations, or prospects of the Company and/or the Company Subsidiaries as they relate to the agreements or customer relationships identified on Schedule 3.1(a)(B) to the Company Disclosure Statement.

        (b)  Neither the Company nor any of the Company Subsidiaries is in violation of any provision of its Articles of Incorporation, bylaws or any other charter or governing documents. Schedule 3.1(b) of the Company Disclosure Statement sets forth (i) each jurisdiction in which the Company and each Company Subsidiary is qualified to do business as a foreign corporation, and (ii) the names of the current directors and officers of the Company and the Company Subsidiaries. The Company has made available to Parent accurate and complete copies of the Articles of Incorporation, bylaws and any other charter documents, as currently in effect, of the Company and the Company Subsidiaries.

        3.2    Authority Relative to this Agreement.    The Company has full corporate power and authority to (i) execute and deliver this Agreement, and (ii) assuming the approval of this Agreement by two-thirds of the outstanding shares of the Company Common Stock in accordance with the TBCA (the "Shareholder Approval"), consummate the Merger and the other transactions contemplated hereby. The execution and delivery of this Agreement and the consummation of the Merger and the other transactions contemplated hereby and thereby have been duly and validly authorized by the unanimous vote of the board of directors of the Company (the "Company Board") and no other corporate proceedings on the part of the Company are necessary to authorize this Agreement or to consummate the Merger and the other transactions contemplated hereby and thereby other than the Shareholder Approval. This Agreement has been duly and validly executed and delivered by the Company. This Agreement constitutes, and each of the other documents, agreements or instruments to be delivered hereunder by the Company when executed and delivered by the Company will be duly and validly executed and delivered by the Company and will constitute, assuming due authorization, execution and delivery by Parent and Merger Sub, a valid and binding agreement of the Company, and subject to the Shareholder Approval, enforceable against the Company in accordance with its terms, except to the extent limited by applicable bankruptcy, insolvency, reorganization, moratorium or other laws affecting the enforcement of creditors' rights generally or by general equitable principles.

        3.3    No Violations, Etc.    No filing with or notification to, and no permit, authorization, consent or approval of, any court, administrative agency, commission, governmental division or department, tribunal, quasi-governmental authority or other governmental or regulatory body, authority or instrumentality ("Government Entity") is necessary on the part of the Company for the consummation by the Company of the Merger and the other transactions contemplated hereby, except for the filing of the Merger Filings as required by the DGCL and the TBCA. Neither the execution and delivery of this Agreement nor consummation of the Merger and the other transactions contemplated hereby and thereby nor compliance by the Company with all of the provisions hereof and thereof, subject to obtaining Shareholder Approval (i) conflict with or result in any violation of any provision of the Articles of Incorporation, bylaws or other charter document of any Company, (ii) violate any material order, writ, injunction, decree, statute, rule or regulation applicable to any Company, or by which any of its properties or assets may be bound, or (iii) result in a violation or breach of, or constitute (with or without due notice or lapse of time or both) a default under, or result in any material change in, or give rise to any right of termination, cancellation, acceleration, redemption or repurchase by any other person under, any of the terms, conditions or provisions of any material note, bond, mortgage, indenture, deed of trust, license, lease, contract, agreement or other instrument or obligation to which any Company is a party or by which any Company or any of their properties or assets may be bound. Schedule 3.3 of the Company Disclosure Statement lists all consents, waivers, notification and disclosures and approvals required to be obtained or made in connection with the consummation of the transactions contemplated hereby under any Company's notes, bonds, mortgages, indentures, deeds of trust, licenses or leases, contracts, agreements or other instruments or obligations the failure to obtain which would have a Company Material Adverse Effect.

        3.4    Board Approval.    The Company Board has, at a meeting duly held on dated January 26, 2002: (i) approved and adopted this Agreement, (ii) recommended approval of this Agreement to the shareholders of the Company, and (iii) authorized that the Company take all action necessary to exempt the execution and delivery of this Agreement and the consummation of the transactions contemplated hereby and thereby from the provisions of all applicable state anti-takeover statutes and regulations, including, but not limited to, any such statutes or regulations provided for pursuant to TBCA.

        3.5    Capitalization.

        (a)  The authorized capital stock of the Company consists of 15,000,000 shares of Company Common Stock and no shares of preferred stock. As of January 25, 2002, there are (i) 7,935,676 shares of Company Common Stock outstanding and (ii) 35,000 treasury shares. The authorized capital stock of Test Chip Technologies Inc., a Texas corporation consists of 15,000,000 shares of common stock and no shares of preferred stock. As of the date hereof, there are (i) 7,260,000 shares of common stock outstanding, all of which are owned by the Company and (ii) 500,000 treasury shares. The authorized capital stock of Covalar Design, Inc., a Texas corporation, consists of 15,000,000 shares of common stock and no shares of preferred stock. As of the date hereof, there are 100,000 shares of common stock of CDI outstanding, all of which are owned by the Company.

        (b)  There are no other equity securities of any class of the Company. Except for the options to purchase Company Common Stock granted by the Company under the Company Stock Plan (the "Company Options") or the options set forth in Schedule 3.5(b), there are no warrants, options, convertible securities, calls, rights, stock appreciation rights, preemptive rights, rights of first refusal, or agreements or commitments of any nature obligating the Company to issue, deliver or sell, or cause to be issued, delivered or sold, additional shares of capital stock or other equity interests of the Company, or obligating the Company to grant, issue, extend, accelerate the vesting of, or enter into, any such warrant, option, convertible security, call, right, stock appreciation right, preemptive right, right of first refusal, agreement or commitment. There are no voting trusts, proxies or other agreements or understandings with respect to the capital stock of the Company.

        (c)  True and complete copies of the Company 1999 Stock Option Plan (as revised and restated effective December 1, 1999) (the "Company Stock Plan") and of the forms of all agreements and instruments relating to or issued under the Company Stock Plan, have been provided to Parent. Such agreements, instruments, and forms have not been amended, modified or supplemented except as provided to Parent, and there are no agreements to amend, modify or supplement any such agreements, instruments or forms.

        (d)  Schedule 3.5(d) of the Company Disclosure Statement sets forth the following information, as of January 26, 2002, with respect to each Company Option: the aggregate number of shares issuable thereunder, the type of option, the grant date, the expiration date, the exercise price and the vesting schedule. Each Company Option was granted in accordance with the terms of the Company Stock Plan or pursuant to an agreement described on Schedule 3.5(d) of the Company Disclosure Statement The terms of the Company Stock Plan do not prohibit the assumption of the Options as provided in Section 5.10. Consummation of the Merger will not accelerate vesting of any Company Option.

        3.6    Financial Statements.    The Company has provided Parent with copies of: (i) the audited consolidated balance sheets of the Company as of December 31, 2000 and 1999, and the related audited consolidated income statements and statements of cash flows for years ended December 31, 2000 and 1999 (including, in each case, any related notes thereto and the reports of Grant Thornton & Co. with respect thereto) (collectively, the "Year-End Financial Statements"); and (ii) and the unaudited balance sheet of the Company (the "Company Balance Sheet") as of December 31, 2001 (the "Balance Sheet Date"), and the related unaudited consolidated income statement for the period ended on the Balance Sheet Date (including any related notes thereto) (collectively, the "Unaudited Financial

Statements," and together with the Year-End Financial Statements, the "Company Financial Statements"). The Company Financial Statements (a) were prepared in accordance with United States generally accepted accounting principles ("GAAP") applied on a consistent basis throughout the periods involved (except as may be indicated in the notes thereto and except for the absence of notes in the Unaudited Financial Statements), and (b) fairly present in all material respects the financial position of the Company as at the respective dates thereof and the results of its operations and cash flows (except in the case of the Unaudited Financial Statements) for the periods indicated in accordance with GAAP (subject, in the case of the Unaudited Financial Statements, to normal year-end accruals and adjustments).

        3.7    Absence of Undisclosed Liabilities.    No Company has any material liabilities (absolute, accrued, contingent or otherwise) other than (i) liabilities included in the Company Balance Sheet and the related notes to the Company Financial Statements, (ii) normal or recurring liabilities incurred since the Balance Sheet Date in the ordinary course of business consistent with past practices, and (iii) liabilities under this Agreement and any related document.

        3.8    Absence of Changes or Events.    Except as contemplated by this Agreement, since the Balance Sheet Date no Company Material Adverse Effect has occurred and, in addition, the Company has not, directly or indirectly:

        (a)  purchased, otherwise acquired, or agreed to purchase or otherwise acquire, any shares of capital stock of any Subsidiary of the Company, or declared, set aside or paid any dividend or otherwise made a distribution (whether in cash, stock or property or any combination thereof) in respect of the capital stock of any Subsidiary of the Company (other than dividends or other distributions payable solely to the Company or a wholly owned Subsidiary of the Company);

        (b)  authorized for issuance, issued, sold, delivered, granted or issued any options, warrants, calls, subscriptions or other rights for, or otherwise agreed or committed to issue, sell or deliver any shares of any class of capital stock of the Company or any securities convertible into or exchangeable or exercisable for shares of any class of capital stock of the Company other than pursuant to and in accordance with the Company Stock Plan, or as otherwise set forth on Schedule 3.5(d) of the Company Disclosure Statement;

        (c)  (i) created or incurred any indebtedness for borrowed money exceeding $50,000 in the aggregate, (ii) assumed, guaranteed, endorsed or otherwise as an accommodation become responsible for the obligations of any other individual, firm or corporation, made any loans or advances to any other individual, firm or corporation exceeding $50,000 in the aggregate, (iii) entered into any oral or written material agreement or any commitment or transaction or incurred any liabilities material to the Company taken as a whole, or involving in excess of $50,000;

        (d)  instituted any change in accounting methods, principles or practices other than as required by GAAP and disclosed in the notes to the Company Financial Statements;

        (e)  revalued any assets, including without limitation, writing down the value of inventory or writing off notes or accounts receivable in excess of amounts previously reserved as reflected in the Company Balance Sheet;

        (f)    suffered any damage, destruction or loss, whether covered by insurance or not, except for such as would not, individually and in the aggregate exceed $25,000;

        (g)  (i) increased in any manner the compensation of any of its directors, officers or, other than in the ordinary course of business and consistent with past practice, non-officer employees, (ii) granted any severance or termination pay to any Person; (iii) entered into any oral or written employment, consulting, indemnification or severance agreement with any Person; (iv) adopted, become obligated under, or amended any employee benefit plan, program or arrangement; or (v) repriced any Company Options;

        (h)  sold, transferred, leased, licensed, pledged, mortgaged, encumbered, or otherwise disposed of, or agreed to sell, transfer, lease, license, pledge, mortgage, encumber, or otherwise dispose of, any material properties, (including intangibles, real, personal or mixed);

        (i)    amended its Articles of Incorporation, bylaws, or any other charter document, or effected or been a party to any merger, consolidation, share exchange, business combination, recapitalization, reclassification of shares, stock split, reverse stock split or similar transaction;

        (j)    made capital expenditures in any calendar month exceeding $50,000 in the aggregate;

        (k)  paid, discharged or satisfied any material claims, liabilities or obligations (absolute, accrued, contingent or otherwise), other than the payment, discharge or satisfaction of liabilities (including, without limitation, accounts payable) in the ordinary course of business and consistent with past practice, or collected, or accelerated the collection of, any amounts owed (including, without limitation, accounts receivable) other than their collection in the ordinary course of business;

        (l)    waived, released, assigned, settled or compromised any material claim or litigation, or commenced a lawsuit other than for the routine collection of bills; or

        (m)  agreed or committed to do any of the things described in the preceding clauses (a) through (l).

        3.9    No Subsidiaries.    Other than as set forth in Schedule 3.1(b) of the Company Disclosure Statement, the Company does not directly or indirectly own any equity interest in any Person, has no rights or contractual obligations to acquire any such interest and is not a party to any partnership or joint venture.

        3.10    Litigation.

        (a)  There is no private or governmental claim, action, suit (whether in law or in equity), investigation or proceeding of any nature ("Action") pending or, to the knowledge of the Company, threatened against the Company or any of the Company Subsidiaries, or any of their respective officers and directors (in their capacities as such), or involving any of their assets, before any Government Entity, except for those Actions which, individually or in the aggregate, are not reasonably expected to have a Company Material Adverse Effect. There is no Action pending or, to the Company's Knowledge, threatened which in any manner challenges, seeks to, or is reasonably likely to prevent, enjoin, alter or delay the transactions contemplated by this Agreement.

        (b)  There is no outstanding judgment, order, writ, injunction or decree of any Government Entity in a proceeding to which the Company or any Company Subsidiary, or any of their assets is or was a party or by which the Company, any Company Subsidiary, or any of their assets is bound.

        3.11    Insurance.    Schedule 3.11 of the Company Disclosure Statement lists all insurance policies (including without limitation workers' compensation insurance policies) covering the business, properties or assets of the Company or any Company Subsidiary, the premiums and coverages of such policies, and all claims in excess of U.S. $50,000 made against any such policies since January 1, 1999. All such policies are in effect, and true and complete copies of all such policies have been made available to Parent. Neither the Company nor any Company Subsidiary has received notice of the cancellation or threat of cancellation of any of such policy.

        3.12    Contracts and Commitments.

        (a)  Neither the Company nor any Company Subsidiary is a party to or bound by any oral or written contract, obligation or commitment of any type in any of the following categories:

            (i)  agreements or arrangements that contain severance pay, understandings with respect to tax arrangements, understandings with respect to expatriate benefits, or post-employment liabilities or obligations of such company;

          (ii)  agreements or plans under which benefits will be increased or accelerated by the occurrence of any of the transactions contemplated by this Agreement or under which the value of the benefits will be calculated on the basis of any of the transactions contemplated by this Agreement;

          (iii)  agreements, contracts or commitments currently in force relating to the disposition or acquisition of assets other than in the ordinary course of business, or relating to an ownership interest in any corporation, partnership, joint venture or other business enterprise;

          (iv)  agreements, contracts or commitments (A) relating to the acquisition, transfer, development, sharing, license (to or by the Company), or use of any Company IP Right, as defined in Section 3.16 (except for any contract pursuant to which any Company IP Right is licensed to the Company under any third party software license generally available to the public), or (B) with respect to the manufacturing, distribution or marketing of any products of the Company;

          (v)  agreements, contracts or commitments for the purchase of materials, supplies or equipment: (A) that provide for purchase prices the Company reasonably believes are substantially greater than those presently prevailing for such materials, supplies or equipment, (B) that are with sole or single source suppliers, or (C) from any Affiliate of the Company for purchase prices substantially greater than those presently prevailing for such materials, supplies or equipment;

          (vi)  guarantees or other agreements, contracts or commitments under which any Company is absolutely or contingently liable for (A) the performance of any other person, firm or corporation, or (B) the whole or any part of the indebtedness or liabilities of any other person, firm or corporation;

        (vii)  powers of attorney authorizing the incurrence of a material obligation on the part of such company;

        (viii)  agreements, contracts or commitments which limit or restrict (A) where a Company may conduct business, (B) the type or lines of business (current or future) in which they may engage, or (C) any acquisition of assets or stock (tangible or intangible) by such company;

          (ix)  agreements, contracts or commitments containing any agreement with respect to a change of control of such company;

          (x)  agreements, contracts or commitments for the borrowing or lending of money, or the availability of credit (except credit extended by a Company to customers in the ordinary course of business and consistent with past practice);

          (xi)  any hedging, option, derivative or other similar transaction and any foreign exchange position or contract for the exchange of currency; or

        (xii)  any joint marketing or joint development agreement, or any license or distribution agreement relating to any product of the Companies.

        (b)  Neither the Company nor any Company Subsidiary, nor to the Company's Knowledge, any other party thereto has breached, violated or defaulted under, or received notice that it has breached, violated or defaulted under, nor to the Company's Knowledge does there exist any condition under which, with the passage of time or the giving of notice or both, is reasonably expected to cause such a breach, violation or default under, any material agreement, contract or commitment to which the Company or any Company Subsidiary is a party or, to the Company's Knowledge, by which any of them or any of their properties or assets may be bound (any such agreement, contract or commitment, a "Company Contract"), other than any breaches, violations or defaults which individually or in the aggregate would not have a Company Material Adverse Effect. All of the Company Contracts are listed on Schedule 3.12 of the Company Disclosure Schedule.

        (c)  Each Company Contract is a valid, binding and enforceable obligation of the Company or the Company Subsidiary that is a party thereto and to the Company's Knowledge, of the other party or parties thereto, in accordance with its terms, and is in full force and effect, except (i) where the failure to be valid, binding, enforceable and in full force and effect would not have a Company Material Adverse Effect and (ii) to the extent enforcement may be limited by applicable bankruptcy, insolvency, moratorium or other laws affecting the enforcement of creditors' rights governing or by general principles of equity.

        (d)  An accurate and complete copy of each Company Contract has been provided to Parent.

        3.13    Labor Matters; Employment and Labor Contracts.

        (a)  Neither the Company nor any Company Subsidiary is a party to any union contract or other collective bargaining agreement, nor to the Company's Knowledge, are there any activities or proceedings of any labor union to organize any the Company's employees or the employees of any Company Subsidiary. The Company and the Company Subsidiaries are in compliance with all applicable (i) laws, regulations and agreements respecting employment and employment practices, (ii) terms and conditions of employment and (iii) occupational health and safety requirements, except, in each case, for those failures to comply which, individually or in the aggregate, would not have a Company Material Adverse Effect.

        (b)  There is no labor strike, slowdown or stoppage pending (or to the Company's Knowledge any labor strike or stoppage threatened) against the Company or any Company Subsidiary. No petition for certification has been filed and is pending before the National Labor Relations Board with respect to any employees of the Company or any Company Subsidiary who are not currently organized. Neither Company nor any Company Subsidiary has obligations under the Consolidated Omnibus Budget Reconciliation Act of 1985, as amended ("COBRA"), with respect to any former employees or qualifying beneficiaries thereunder, except for obligations that are not now reasonably expected to have, individually or in the aggregate, a Company Material Adverse Effect. There are no controversies pending or, to the knowledge of the Company, threatened, between the Company or any of the Company Subsidiaries and any of their respective employees, which controversies are reasonably expected to have, individually or in the aggregate, a Company Material Adverse Effect.

        (c)  Neither the Company not any Company Subsidiary is a party to or bound by any employment agreements or arrangements that are not terminable at will by such company.

        3.14    Compliance with Laws.    Neither the Company nor any Company Subsidiary has violated or failed to comply with any law (including without limitation relating to the export or import of goods or technology) of any Government Entity, except where any such violations or failures to comply are not now reasonably expected to have, individually or in the aggregate, a Company Material Adverse Effect. The Company and each Company Subsidiary has all permits, licenses and franchises from Government Entities required to conduct its businesses as now being conducted and as proposed to be conducted, except for those, the absence of which, would not, individually or in the aggregate, have a Company Material Adverse Effect.

        3.15    Government Contracts.    Neither the Company nor any Company Subsidiary currently is and has never been a party to a Government Contract and has never tendered a bid for a Government

Contract. For purposes of this Section, "Government Contract" shall mean any prime contract, subcontract, letter contract, purchase order or delivery order executed or submitted to or on behalf of any Government Entity or any prime contractor or higher-tier subcontractor, or under which any Government Entity or any such prime contractor or subcontractor otherwise has or may acquire any right or interest.

        3.16    Intellectual Property Rights.    For purposes of this Agreement, "Intellectual Property" shall mean all patents, patent applications, copyrights, trade secrets, mask works, trademarks and service marks, and all other industrial or intellectual property rights recognized in any jurisdiction and applications or registrations in any of the foregoing.

        (a)  The Company and each Company Subsidiary owns or has the right to use all Intellectual Property necessary to conduct its business and all material Intellectual Property now used in its business (such Intellectual Property and the rights thereto are collectively referred to herein as the "Company IP Rights").

        (b)  Schedule 3.16(b) of the Company Disclosure Statement sets forth, with respect to all Company IP Rights registered with any Government Entity or for which an application for registration has been filed with any Governmental Body, (i) a brief description of such Company IP Rights, and (ii) the names of the jurisdictions covered by the applicable registration or application. Schedule 3.16(b) of the Company Disclosure Statement identifies and provides a brief description of, and identifies any ongoing royalty or payment obligations with respect to, each Company IP Right that is licensed or otherwise made available to the Company or any Company Subsidiary by any Person (except for any Company IP Right that is licensed to the Company or any Company Subsidiary under any third party software license generally available to the public), and identifies the agreement under which such Company IP Right is being licensed or otherwise made available to the Company or any Company Subsidiary. The Company and each Company Subsidiary has good, valid and marketable title to all of the Company IP Rights (except for Intellectual Property licensed to the Company or any Company Subsidiary), free and clear of all encumbrances, except (i) as set forth in Schedule 3.16(b) of the Company Disclosure Statement and (ii) for any lien for current taxes not yet due and payable. To the Company's Knowledge, (A) the Company and/or each Company Subsidiary has a valid right to use and otherwise exploit all Company IP Rights and, (B) as to Intellectual Property licensed to the Company or a Company Subsidiary, such company has a valid license. Except as set forth in Schedule 3.16(b) of the Company Disclosure Statement, neither the Company nor any Company Subsidiary has not developed jointly nor does it jointly own or have joint rights with any other Person any Company IP Rights that are material to the business of the Company or any Company Subsidiary. Except as set forth in Schedule 3.16(b) of the Company Disclosure Statement, there is no agreement (written, oral or otherwise) or understanding pursuant to which any Person has any right (whether or not currently exercisable) to use, license or otherwise exploit any Company IP Rights.

        (c)  Each of the Company and the Company Subsidiaries has taken commercially reasonable measures and precautions to protect and maintain the confidentiality and secrecy of all Company IP Rights (except Company IP Rights whose value would be unimpaired by public disclosure) and otherwise to maintain and protect the value of all Company IP Rights.

        (d)  To the knowledge of the Company, neither the Company nor any Company Subsidiary is misappropriating or making any unlawful use of, and neither the Company nor any Company Subsidiary has at any time misappropriated or made any unlawful use, of, or received any notice or other communication (in writing or otherwise) of any actual, alleged, possible or potential infringement, misappropriation or unlawful use of, any Intellectual Property rights owned or used by any other Person. The Company has no knowledge that any Person is misappropriating, or making unlawful use of any of the Company IP Rights. To the Company's Knowledge, neither the Company nor any

Company Subsidiary has inadvertently or recklessly lost trade secret status for any information material to the Company or a Company Subsidiary or the confidential information of third parties.

        (e)  Except as set forth in Schedule 3.16 of the Company Disclosure Statement, neither the Company nor any Company Subsidiary has licensed any of the Company IP Rights to any Person on an exclusive basis.

        (f)    The execution, delivery and performance of this Agreement and the consummation of the transactions contemplated hereby will not constitute a material breach of any instrument or agreement governing any Company IP Rights, and will not (i) cause the modification of any material terms of any licenses or agreements relating to any Company IP Rights, (ii) cause the forfeiture or termination of any Company IP Rights, (iii) give rise to a right of forfeiture or termination of any Company IP Rights or (iv) materially impair the right of the Company and the Surviving Corporation to use, sell or license any Company IP Rights or portion thereof.

        (g)  Neither the manufacture, marketing, license, sale or intended use of any product or technology currently licensed or sold or under development by the Company or any Company Subsidiary: (i) violates in any material respect any license or agreement between the Company or any Company Subsidiary and any third party or (ii) to the Company's Knowledge, infringes in any material respect any patents or other Intellectual Property of any other party; and, to the Company's Knowledge, there is no pending or threatened claim or litigation contesting the validity, ownership or right to use, sell, license or dispose of any Company IP Rights or asserting that any Company IP Rights or the proposed use, sale, license or disposition thereof, or the manufacture, use or sale of any products of the Company of any Company Subsidiary, conflicts or will conflict with the rights of any other party.

        (h)  The Company has provided to Parent a true and complete copy of its standard form of employee confidentiality agreement for the Company and each Company Subsidiary and all employees have executed such an agreement. All consultants or third parties with access to proprietary information of the Company or any Company Subsidiary have executed non-disclosure agreements which refer to or include the Company IP Rights.

        (i)    To the Company's Knowledge none of its or any Company Subsidiary's employees or consultants is obligated under any contract, covenant or other agreement or commitment of any nature, or subject to any judgment, decree or order of any Government Entity, that would interfere with the use of such employee's or consultant's best efforts to promote the interests of the Company or any Company Subsidiary or that would conflict with the business of the Company as presently conducted or proposed to be conducted. Neither the Company nor any Company Subsidiary has entered into any agreement to indemnify any other person, including but not limited to any employee or consultant of the Company or a Company Subsidiary, against any charge of infringement, misappropriation or misuse of any Intellectual Property, other than indemnification provisions contained in purchase orders or customer agreements arising in the ordinary course of business. All current and former officers, directors, officers, employees and consultants of the Company and each Company Subsidiary have signed valid and enforceable written confidentiality, non-disclosure and invention assignment agreements which, among other matters, include an assignment of any and all rights or claims in any Intellectual Property that any such officer, director, employee or consultant has or may have by reason of any contribution, participation or other role in the development, conception, creation, reduction to practice or authorship of any invention, innovation, development or work of authorship or any other Intellectual Property that is used in the business of the Company and the Company Subsidiaries, and the Company possesses signed copies of all such written assignments by such directors, officers, employees and consultants.

        3.17    Accounts Receivable.

        (a)  Except as set forth in the Company Balance Sheet, (i) each account receivable of the Company and each Company Subsidiary (the "Accounts Receivable") represents a sale made in the ordinary course of business and which arose pursuant to an enforceable contract for a bona fide sale of goods or for services performed, and the Company and each Company Subsidiary has performed all of their obligations to produce the goods or perform the services to which such Accounts Receivable relate, other than amounts recorded as deferred revenue, and (ii) to the knowledge of the Company, no Account Receivable is subject to any claim for reduction, counterclaim, set-off, recoupment or other claim for credit, allowances or adjustment by the obligor thereof.

        (b)  Schedule 3.17(b)(i) lists all customers representing 5% or more of the Company's consolidated revenues for the last three fiscal years and Schedule 3.17(b)(ii) lists a complete and accurate aging list of all Accounts Receivable of the Company and the Company Subsidiaries as of December 31, 2001, which list shall be updated and delivered to Parent on or before the Closing Date.

        3.18    Order Backlog.    Schedule 3.18 of the Company Disclosure Statement contains a list of the aggregate orders for the products of the Company and the Company Subsidiaries as of the Balance Sheet Date, and identifies each customer included in the backlog and the description of the products ordered and prices for each product by customer. Except as set forth on Schedule 3.18, to the Company's Knowledge no customer who has placed an order included in such backlog has refused, or intends to refuse, delivery of any ordered products in accordance with the terms of such orders.

        3.19    Product and Service Warranties.    The standard written forms of product and service warranties and guarantees utilized by the Company and the Company Subsidiaries as of the date of this Agreement have been provided to Parent. Except as set forth on Schedule 3.19 of the Company Disclosure Statement, during a period of three years prior to the date of this Agreement, neither the Company nor any Company Subsidiary has made any other written warranties (which remain in effect) with regard to products and/or services supplied by any such company.

        3.20    Taxes.

        (a)  For the purposes of this Agreement, a "Tax" or, collectively, "Taxes," means (i) any and all Federal, state, local, foreign and other taxes, assessments and other governmental charges, duties, impositions and liabilities, including taxes based upon or measured by gross receipts, income, profits, sales, use and occupation, and value added, ad valorem, transfer, gains, franchise, capital stock, severance, withholding, payroll, recapture, employment, excise, unemployment insurance, social security, business license, occupation, business organization, stamp, environmental and property taxes, together with all interest, penalties and additions imposed with respect to such amounts and (ii) any liability imposed by applicable law for the payment of Taxes of another person, including as a result of being a successor to or transferee of any individual or entity or pursuant to Treas. Reg. § 1.1502-6 or comparable provisions of state, local or foreign tax law.

        (b)  The Company has filed all material returns, estimates, information statements and reports relating to Taxes ("Returns") required to be filed by it prior to the date of this Agreement, and such Returns are true and correct and completed in accordance with applicable law. Schedule 3.20(b) of the Company Disclosure Statement lists all jurisdictions in which Returns are required to be filed by the Company (or have been required since the inception of the Company) and the types of Returns required to be filed in each such jurisdiction.

        (c)  The Company has (A) timely paid all Taxes due and payable by it as shown on the Returns and all Taxes payable without the necessity of a Return, (B) timely paid all Taxes for which a notice of assessment or collection has been received (other than amounts described in clause (C) below and being contested in good faith by appropriate proceedings) and (C) properly reserved, in accordance with GAAP, for any Taxes that may become due and payable in the future with respect to the periods set forth in the Company Financial Statements.

        (d)  Neither the Internal Revenue Service (the "IRS") nor any other taxing authority has asserted any claim for Taxes in writing, or, to the Company's Knowledge, is threatening to assert any claims for Taxes. No Tax deficiency notice or notice of assessment of collection has been received in writing by the Company except as described on Schedule 3.20 of the Company Disclosure Statement. No audit or other examination of any Return of the Company is presently in progress, nor has the Company been notified in writing of any request for such an audit or other examination. No power of attorney to deal with Tax matters or waiver of any statute of limitations with respect to Taxes has been granted by the Company. Except as described on Schedule 3.20(d) of the Company Disclosure Statement the relevant statute of limitations for the assessment or proposal of a deficiency for Taxes has expired for all years before 1996. The Company has not availed itself of any Tax amnesty, Tax holiday or similar relief in any jurisdiction.

        (e)  The Company has withheld or collected and paid over to the appropriate governmental authorities (or are properly holding for such payment) all Taxes required by law to be withheld or collected with respect to their operations, including withholdings on payments to the Company for sales and use taxes or payments by the Company to employees or independent contractors on account of Federal, state, and foreign income Taxes, the Federal Insurance Contribution Act, and the Federal Unemployment Tax Act.

        (f)    There are no liens for Taxes upon the assets of the Company or the Company Subsidiaries (other than liens for property Taxes that are not yet due or delinquent).

        (g)  There is no contract, agreement, plan or arrangement covering any employee or former employee of any Company that, individually or collectively, could give rise to the payment of any amount that would not be deductible pursuant to Sections 280G, 404 or 162 of the Code.

        (h)  The Company has not filed any consent agreement under Section 341(f) of the Code or agreed to have Section 341(f)(2) of the Code apply to any disposition of a subsection (f) asset (as defined in Section 341(f)(4) of the Code) owned by the Company.

        (i)    The Company is not and has not been a member of an affiliated group of corporations filing a consolidated Federal income tax return (or a group of corporations filing a consolidated, combined or unitary income tax return under comparable provisions of state, local or foreign tax law) other than a group the common parent of which is or was the Company.

        (j)    The Company has no obligation, actual or contingent, under any agreement or arrangement with any other Person with respect to Taxes of such other Person, including any indemnity against any Tax in connection with any arrangement for the leasing of real or personal property.

        (k)  The Company has made available to Parent true copies of all Returns that the Company has filed since its inception and true copies of all correspondence and other written submissions to or communications with any Tax authorities.

        (l)    None of the assets of the Company is "tax-exempt use property" within the meaning of Section 168(h) of the Code. None of the assets of the Company constitutes tax-exempt bond financed property or tax-exempt use property, within the meaning of Section 168 of the Code. The Company is not a party to any "safe harbor lease" that is subject to the provisions of Section 168(f)(8) of the Code as in effect prior to the Tax Reform Act of 1986, or to any "long term contract" within the meaning of Section 460 of the Code.

        (m)  The Company (i) has not agreed to and is not required to make any adjustment pursuant to Section 481(a) of the Code or has no knowledge that the IRS has proposed in writing any such adjustment or change in accounting method with respect to the Company; and (ii) has no application pending with the IRS or any other Tax Agency requesting permission for any change in accounting method.

        (n)  Except as set forth in Schedule 3.20 of the Disclosure Statement, the Company is not and has not been a party to any joint venture, partnership, or other arrangement or contract that could be treated as a partnership for Federal income tax purposes.

        (o)  To the Company's Knowledge, the Company has no income reportable for a period ending after the Effective Time but attributable to a shipment, sale or other disposition (including an installment sale) of any property, or to the performance of services, occurring in a period ending on or prior to the Effective Time and resulting in a deferred reporting of income from such transaction.

        (p)  The Company is not, nor has been at any time, a "United States real property holding corporation" within the meaning of Section 897(c)(2) of the Code.

        (q)  There currently are no limitations on the utilization of the net operating losses, built-in losses, capital losses, tax credits or other similar items of the Company (collectively, the "Tax Losses") under (i) Section 382 of the Code, (ii) Section 383 of the Code, (iii) Section 384 of the Code, (iv) Section 269 of the Code, (v) Sections 1.1502-15 and 1.1502-15A of the Treasury Regulations, (vi) Sections 1.1502-21 and 1.1502-21A of the Treasury Regulations, or (vii) Sections 1.1502-91 through 1.1502-99 of the Treasury Regulations; in each case as in effect both prior to and following the Tax Reform Act of 1986, except as may be applicable as a result of entering into this Agreement or the consummation of the Merger. The amounts of net operating losses and capital losses for each taxable year ending before the Closing Date are set forth in Schedule 3.20(q) of the Company Disclosure Statement.

        3.21    Employee Benefit Plans; ERISA.

        (a)  Set forth on Schedule 3.21(a) of the Company Disclosure Schedule are all "employee pension benefit plans" as defined in Section 3(2) of the Employee Retirement Income Security Act of 1974, as amended ("ERISA") ("Pension Plans"), "welfare benefit plans" as defined in Section 3(1) of ERISA ("Welfare Plans"), or stock bonus, stock option, restricted stock, stock appreciation right, stock purchase, bonus, incentive, deferred compensation, severance, holiday, or vacation plans, or any other employee benefit plan, program, policy or arrangement covering employees (or former employees) employed in the United States that either is maintained or contributed to by the Company or any ERISA Affiliate (as hereinafter defined) or to which the Company or any of ERISA Affiliate is obligated to make payments or otherwise may have any liability (collectively, the "Employee Benefit Plans") with respect to employees or former employees of the Company, or any ERISA Affiliate. For purposes of this Agreement, "ERISA Affiliate" shall mean any person (as defined in Section 3(9) of

ERISA) that is or has been a member of any group of persons described in Section 414(b), (c), (m) or (o) of the Code, including without limitation the Company.

        (b)  The Company, and each of the Pension Plans and Welfare Plans, are in compliance with the applicable provisions of ERISA, the Code and other applicable laws, except where the failure to comply would not, individually or in the aggregate, have a Company Material Adverse Effect.

        (c)  All contributions to, and payments from, the Pension Plans which are required to have been made in accordance with the Pension Plans have been timely made, except where the failure to make such contributions or payments on a timely basis would not reasonably expected to have, individually or in the aggregate, a Company Material Adverse Effect.

        (d)  All of the Company's Pension Plans intended to qualify under Section 401 of the Code have been determined by the IRS to be so qualified, and no event has occurred and, to the Company's Knowledge, no condition exists with respect to the form or operation of such Pension Plans which would cause the loss of such qualification or exemption or the imposition of any material liability, penalty or tax under ERISA or the Code.

        (e)  To the Company's Knowledge, there are no (i) investigations pending by any Government Entity involving the Pension Plans or Welfare Plans, nor (ii) pending or threatened claims (other than routine claims for benefits), suits or proceedings against any Pension or Welfare Plan, against the assets of any of the trusts under any Pension or Welfare Plan or against any fiduciary of any Pension or Welfare Plan with respect to the operation of such plan or asserting any rights or claims to benefits under any Pension Plan or against the assets of any trust under such plan, except for those which would not, individually or in the aggregate, give rise to any liability which would reasonably be expected to have a Company Material Adverse Effect. To the Company's Knowledge, there are no facts which would give rise to any liability under this Section 3.21(e) except for those which would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect in the event of any such investigation, claim, suit or proceeding.

        (f)    None of the Company or any employee of the foregoing, nor any trustee, administrator, other fiduciary or any other "party in interest" or "disqualified person" with respect to the Pension Plans or Welfare Plans, has engaged in a "prohibited transaction" (as such term is defined in Section 4975 of the Code or Section 406 of ERISA), other than such transactions that would not, individually or in the aggregate, have a Company Material Adverse Effect.

        (g)  None of the Company, or any ERISA Affiliate maintain or contribute to, nor have they ever maintained or contributed to, any pension plan subject to Title IV of ERISA or Section 412 of the Code or Section 302 of ERISA.

        (h)  Neither the Company nor any ERISA Affiliate has incurred any material liability under Title IV of ERISA that has not been satisfied in full.

        (i)    Neither the Company nor any ERISA Affiliate has any material liability (including any contingent liability under Section 4204 of ERISA) with respect to any multi-employer plan, within the meaning of Section 3(37) of ERISA, covering employees (or former employees) employed in the United States.

        (j)    With respect to each of the Employee Benefit Plans, true, correct and complete copies of the following documents have been made available to Parent: (i) the plan document and any related trust agreement, including amendments thereto, (ii) any current summary plan descriptions and other material communications to participants relating to the Employee Benefit Plans, (iii) the three most recent Forms 5500, if applicable, and (iv) the most recent IRS determination letter, if applicable.

        (k)  None of the Welfare Plans maintained by the Company provides for continuing benefits or coverage for any participant or any beneficiary of a participant following termination of employment, except as may be required under COBRA, or except at the expense of the participant or the participant's beneficiary. The Company, to the extent it maintains a "group health plan" within the meaning of Section 5000(b)(1) of the Code, has complied with the notice and continuation requirements of Section 4980B of the Code, COBRA, Part 6 of Subtitle B of Title I of ERISA and the regulations thereunder, except where the failure to comply would not, individually or in the aggregate, have a Company Material Adverse Effect.

        (l)    No liability under any Pension Plan or Welfare Plan has been funded nor has any such obligation been satisfied with the purchase of a contract from an insurance company as to which the Company has received notice that such insurance company is in rehabilitation or a comparable proceeding.

        (m)  The consummation of the transactions contemplated by this Agreement will not result in an increase in the amount of compensation or benefits or accelerate the vesting or timing of payment of any benefits or compensation payable to or in respect of any employee of the Company under any Employee Benefit Plan.

        (n)  Schedule 3.21(n) of the Company Disclosure Statement lists each Foreign Plan (as hereinafter defined). The Company and each of the Foreign Plans are in compliance with applicable laws, and all required contributions have been made to the Foreign Plans, except where the failure to comply or make contributions would not, individually or in the aggregate, have a Company Material Adverse Effect. Each of the Foreign Plans that is a funded defined benefit plan has a fair market value of plan assets that is greater than the plan's liabilities, as determined in accordance with applicable laws. For purposes hereof, the term "Foreign Plan" shall mean any plan, program, policy, arrangement or agreement maintained or contributed to by, or entered into with, the Company or any Subsidiary with respect to employees (or former employees) employed outside the United States to the extent the benefits provided thereunder are not mandated by the laws of the applicable foreign jurisdiction.

        (o)  To the Company's Knowledge, there are no claims, suits or facts concerning the operation or benefits of any Employee Benefit Plan other than a Pension or Welfare Plan except for those which would not, individually or in the aggregate, give rise to any liability which would reasonably be expected to have a Company Material Adverse Effect.

        (p)  Each of the Employee Benefit Plans and the Foreign Plans can be terminated by the Company within a period of 30 days following the Effective Time in accordance with the terms of such Plan (and the provisions of ERISA and the Code), without any additional contribution to such Employee Benefit Plan or Foreign Plan or the payment of any additional compensation or amount or the additional vesting or acceleration of any vesting provided under the Employee Benefit Plan or Foreign Plan.

        3.22    Environmental Matters.    Schedule 3.22 to the Company Disclosure Statement identifies all real property now or previously owned, leased or occupied by the Company or any Company Subsidiary (the "Real Property"). The Company and any Company Subsidiary are in compliance with and, within the period of all applicable statutes of limitation, have complied in all material respects with all applicable Environmental Laws (as defined below) and have not received notice of any liability under any Environmental Law; and neither the Company nor any Company Subsidiary nor any portion of the Real Property is in violation of any Environmental Law.

        (a)  To the Company's Knowledge, there has not been any underground or aboveground storage tank or other underground storage receptacle or related piping, or any impoundment or other disposal area containing hazardous materials located on any Real Property owned, leased or operated by the Company or any Company Subsidiary, and no asbestos or polychlorinated biphenyls have been used or disposed of, or have been located at, on, or under any such facility or property during the period of such ownership lease or operation.

        (b)  For purposes of this Agreement, "Environmental Law" means any law or regulation, now in effect and as amended, and any judicial or administrative interpretation thereof, in each case relating to the environment or harm to or the protection of human health or animals or plants, including, without limitation, laws relating to public and workers health and safety, emissions, discharges or releases of chemicals or any other pollutants or contaminants or industrial, radioactive, dangerous, toxic or hazardous substances or wastes (whether in solid or liquid form or in the form of a gas or vapor) into the environment or otherwise relating to the manufacture, processing, use, treatment, storage, distribution, disposal transport or handling of substances or wastes. Environmental Laws include, without limitation, the Comprehensive Environmental Response, Compensation, and Liability Act, as amended, 42 USC 9601 et seq. ("CERCLA"), the Resource Conservation and Recovery Act, 42 USC, 6901 et seq., the Hazardous Materials Transportation Act, 49 USC, 6901 et seq., the Clean Water Act 33 USC, 1251 et seq., the Toxic Substances Control Act, 15 USC, 2601 et seq., the Clean Air Act, 42 USC, 7401 et seq., the Safe Drinking Water Act, 42 USC, 300f et seq., the Atomic Energy Act, 42 USC, 2201 et seq., and the Federal Food Drug and Cosmetic, Act 21 USC, 301 et seq., and comparable state and local ordinances and statutes.

        3.23    Customers.    With respect to the customers of the Company and the Company Subsidiaries, since the Balance Sheet Date, there has not been any substantial change in the nature of the business conducted or course of dealing between the Company or any Company Subsidiary and any of their customers which has had a Company Material Adverse Effect.

        3.24    Finders or Brokers.    The Company has not employed any investment banker, broker, finder or intermediary in connection with the transactions contemplated hereby who is or will be entitled to a fee or any commission upon consummation of the Merger.

        3.25    Title to Property.    The Company and the Company Subsidiaries have good and valid title to all of their respective properties, interests in properties and assets, real and personal, reflected in the Company Balance Sheet or acquired after the Balance Sheet Date, except for those sold or otherwise disposed in the ordinary course of business since the Balance Sheet Date, and have valid leasehold interests in all leased properties and assets, in each case free and clear of all mortgages, liens, pledges, charges or encumbrances of any kind or character, except (i) liens for current taxes not yet due and payable, (ii) such imperfections of title, liens and easements as do not and will not materially detract from or interfere with the use of the properties subject thereto or affected thereby or otherwise materially impair the Company's or any of the Company Subsidiaries' business operations involving such properties, (iii) liens securing debt reflected on the Company Balance Sheet, (iv) liens recorded pursuant to any Environmental Law or (v) liens which are not reasonably expected to have, individually or in the aggregate, have a Company Material Adverse Effect.

        3.26    Disclosure.    No representation or warranty contained in this Article III, and no statement in the Company Disclosure Statement, misstates a material fact or omits to state a material fact necessary to make the statements herein or therein, in light of the circumstances in which they were made, not misleading.

ARTICLE IV

REPRESENTATIONS AND WARRANTIES OF PARENT AND MERGER SUB

        Parent makes to the Company the representations and warranties contained in this Article IV, in each case subject to the exceptions set forth in the disclosure statement, dated as of the date hereof, delivered by Parent and Merger Sub to the Company in connection with the execution of this Agreement (the "Parent Disclosure Statement"). The Parent Disclosure Statement shall be arranged in schedules corresponding to the numbered and lettered Sections of this Article IV, and the disclosure in any schedule of the Parent Disclosure Statement shall qualify only the corresponding Section of this Article IV.

        4.1    Organization, Etc.

        (a)  Each of Parent and Merger Sub is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware and has all requisite corporate power and authority to own, lease and operate its properties and to carry on its business as now being conducted. Parent is duly qualified as a foreign corporation to do business, and is in good standing, in each jurisdiction where the character of its owned or leased properties or the nature of its activities makes such qualification necessary, except where the failure to be so qualified or in good standing would not, individually and in the aggregate, have a Parent Material Adverse Effect (as defined below). For the purposes of this Agreement, "Parent Material Adverse Effect" means any change, event or effect that is materially adverse to the business, operations, assets, condition (financial or otherwise) or results of operations of Parent and any Parent Material Subsidiary (as defined below), taken as a whole; provided, however, that the following shall not be taken into account in determining whether there has been or would be a Parent Material Adverse Effect: any change which occurs as a result of the announcement of this Agreement or the pendency of the transactions contemplated hereby, including, without limitation, any reduction in the trading price of shares of Parent Common Stock on any publicly traded market. For purposes of this Agreement, "Parent Material Subsidiary" shall mean California Sub.

        (b)  Neither Parent nor Merger Sub is in violation of any provision of its Certificate of Incorporation, bylaws or other charter or governing documents.

        4.2    Authority Relative to this Agreement.    Each of Parent and Merger Sub has full corporate power and authority to execute and deliver this Agreement and to consummate the Merger and the other transactions contemplated hereby. The execution and delivery of this Agreement and the consummation of the Merger and the other transactions contemplated hereby and have been duly and validly authorized by the board of directors of each of Parent and Merger Sub and no other corporate proceedings on the part of either Parent or Merger Sub are necessary to authorize this Agreement or to consummate the Merger and the other transactions contemplated hereby. This Agreement has been duly and validly executed and delivered by Parent and Merger Sub and constitutes, and each of the other documents, agreements or instruments to be delivered hereunder by Parent or Merger Sub when executed and delivered by Parent or Merger Sub will be duly and validly executed and delivered by Parent or Merger Sub, as the case may be, and will constitute, assuming due authorization, execution and delivery by the Company, a valid and binding agreement of each of Parent and Merger Sub, enforceable against each of them in accordance with its terms, except to the extent that its enforceability may be limited by applicable bankruptcy, insolvency, reorganization, moratorium or other laws affecting the enforcement of creditors' rights generally or by general equitable principles.

        4.3    No Violations, Etc.    No filing with or notification to, and no permit, authorization, consent or approval of, any Government Entity is necessary on the part of either Parent or Merger Sub for the consummation by Parent or Merger Sub of the Merger or the other transactions contemplated hereby except for the filing of the Merger Filings as required by the DGCL and the TBCA. Neither the execution and delivery of this Agreement nor the consummation of the Merger or the other transactions contemplated hereby, nor compliance by Parent and Merger Sub with all of the provisions hereof and thereof will (i) conflict with or result in any breach of any provision of the Certificate of Incorporation, bylaws or other charter documents of Parent or any of Parent's Subsidiaries, (ii) violate any material order, writ, injunction, decree, statute, rule or regulation applicable to Parent, or any of Parent's Subsidiaries or by which any of their properties or assets may be bound, or (iii) result in a violation or breach of, or constitute (with or without due notice or lapse of time or both) a default, or give rise to any right of termination, cancellation, acceleration, redemption or repurchase by any other Person under, any of the terms, conditions or provisions of any material note, bond, mortgage, indenture, deed of trust, license, lease, agreement or other instrument or obligation to which Parent or any of Parent's Subsidiaries is a party or by which any of them or any of their properties or assets may be bound. No consent, waiver, approval, notification or disclosure is required to be obtained or made in connection with the consummation of the transactions contemplated hereby under Parent's or any of Parent's Subsidiaries notes, bonds, mortgages, indentures, deeds of trust, licenses or leases, contracts, agreements or other instruments or obligations the failure to obtain which would reasonably be expected to have a Parent Material Adverse Effect.

        4.4    Capitalization.

        (a)  The authorized capital stock of Parent consists of 75,000,000 shares of Parent Common Stock, of which there were 27,519,990 shares issued and outstanding as of December 31, 2001 and 10,000,000 shares of preferred stock, no shares of which were issued or outstanding as of December 31, 2001. The authorized capital stock of Merger Sub consists of 1,000,000 shares of Common Stock, $0.001 par value, 1,000 of which are issued and outstanding as of the date hereof and owned by Parent. Merger Sub was formed for the purpose of consummating the Merger and has no material assets or liabilities except as necessary for such purpose. At the Effective Time and when issued in accordance with the terms of this Agreement, the shares of Parent Common Stock to be issued pursuant to Article II and Article X will be duly authorized, validly issued, fully paid and nonassessable and will be free and clear of all encumbrances and liens, except for any liens and encumbrances created by the holders of the Outstanding Company Shares, and are not subject to preemptive rights created by statute, the Certificate of Incorporation or bylaws of Parent or any agreement to which Parent is a party or by which it is bound.

        (b)  Except as set forth on the Parent Disclosure Statement, there are no warrants, options, convertible securities, calls, rights, stock appreciation rights, preemptive rights, rights of first refusal, or agreements or commitments of any nature obligating Parent to issue, deliver or sell, or cause to be issued, delivered or sold, additional shares of capital stock or other equity interests of Parent, or obligating Parent to grant, issue, or enter into, any such warrant, option, convertible security, call, right, stock appreciation right, preemptive right, right of first refusal, agreement or commitment.

        4.5    Compliance with Laws.    Neither Parent nor the Parent Material Subsidiary has violated or failed to comply with any law (including, without limitation, relating to the export or import of goods or technology) of any Government Entity, except where any such violations or failures to comply are not reasonably expected to have, individually or in the aggregate, a Parent Material Adverse Effect. Parent and Merger Sub have all permits, licenses and franchises from Governmental Entities required to conduct their businesses as now being conducted and as proposed to be conducted, except for those the absence of which are not reasonably expected to have, individually or in the aggregate, a Parent Material Adverse Effect.

        4.6    SEC Documents.    Parent has filed in a timely manner all documents that it was required to file with the Securities and Exchange Commission ("SEC") under Sections 13, 14(a) and 15(d) of the Securities Exchange Act of 1934, as amended (the "Exchange Act") and all rules and regulations thereunder, since July 30, 2001, the date on which Parent became subject to such reporting requirements. As of their respective filing dates, all documents filed by Parent with the SEC (the "SEC Documents") complied in all material respects with the requirements of the Exchange Act or the Securities Act, as applicable, and all rules and regulations thereunder. None of the SEC Documents contained, as of their respective dates, any untrue statement of a material fact or omitted to state a material fact required to be stated therein or necessary to make the statements made therein, in light of the circumstances under which they were made, not misleading. The financial statements of Parent included in the SEC Documents (the "Parent Financial Statements") comply in all material respects with applicable accounting requirements and with the published rules and regulations of the SEC with respect thereto. The Parent Financial Statements have been prepared in accordance with GAAP consistently applied and fairly present in all material respects the consolidated financial position of Parent and its Subsidiaries at the dates thereof and the results of operations and cash flows of Parent and its Subsidiaries for the periods then ended in accordance with GAAP (subject, in the case of unaudited statements, to normal accruals and adjustments).

        4.7    Absence of Undisclosed Liabilities.    Neither Parent nor any of its Subsidiaries has any material liabilities (absolute, accrued, contingent or otherwise) other than (i) liabilities disclosed in the Parent Financial Statements and the related notes to the financial statements, (ii) normal or recurring liabilities incurred since September 30, 2001 (the "Parent Balance Sheet Date") in the ordinary course of business consistent with past practice, and (iii) liabilities under this Agreement and any related document.

        4.8    Absence of Changes or Events.    Except as contemplated by this Agreement, since the Parent Balance Sheet Date no Parent Material Adverse Effect has occurred.

        4.9    Litigation.    Except as disclosed in the SEC Documents, there is no Action pending or, to the knowledge of Parent, threatened against Parent or Parent Material Subsidiary, or any of their respective officers and directors (in their capacities as such), or involving any of their assets, before any Government Entity, except for those Actions which, individually and in the aggregate, are not reasonably expected to have a Parent Material Adverse Effect. There is no Action pending or, to the knowledge of Parent, threatened which in any manner challenges, seeks to, or is reasonably likely to prevent, enjoin, alter or delay the transactions contemplated by this Agreement.

        4.10    Taxes.    Parent has filed all material Returns required to be filed prior to the date of this Agreement, and such Returns are true and correct and completed in accordance with applicable law. Parent has (A) timely paid all Taxes due and payable by it as shown on the Returns and all Taxes payable without the necessity of a Return, (B) timely paid all Taxes for which a notice of assessment or collection has been received (other than amounts described in clause (C) below and being contested in good faith by appropriate proceedings) and (C) properly reserved, in accordance with GAAP, for all Taxes that may become due and payable in the future with respect to the periods covered in the Parent's Financial Statements.

        4.11    Finders or Brokers.    Parent has not employed any investment banker, broker, finder or intermediary in connection with the transactions contemplated hereby who is or will be entitled to a fee or any commission upon consummation of the Merger.

        4.12    Disclosure.    No representation or warranty contained in this Article IV, and no statement in the Parent Disclosure Statement, misstates a material fact or omits to state a material fact necessary to make the statements herein or therein, in light of the circumstances in which they were made, not misleading.

ARTICLE V

COVENANTS

        5.1    Conduct of Business During Interim Period.    Except as contemplated or required by this Agreement or as expressly consented to in writing by Parent, during the period from the date of this Agreement to the earlier of the termination of this Agreement or the Effective Time, each of the Company and the Company Subsidiaries will (i) conduct its operations according to its ordinary and usual course of business consistent with past practice, (ii) use all commercially reasonable efforts to preserve intact its business organization, to keep available the services of its officers and employees in each business function and to maintain satisfactory relationships with suppliers, distributors, customers and others having business relationships with it, and (iii) not take any action that would adversely affect the Company's ability to consummate the Merger or the other transactions contemplated by this Agreement. Without limiting the generality of the foregoing, and except as otherwise contemplated or required in this Agreement, prior to the earlier of the termination of this Agreement or the Effective

Time neither the Company nor any Company Subsidiary will, without the prior written consent of Parent, directly or indirectly, do any of the following:

        (a)  enter into, violate, amend or otherwise modify or waive any of the terms of (i) any license or partnership, joint venture, or other agreement relating to the joint development or transfer of technology or Company IP Rights; or (ii) any other agreements, commitments or contracts;

        (b)  authorize, solicit, propose or announce an intention to authorize, recommend or propose, or enter into any agreement in principle or an agreement with any other person with respect to, any plan of liquidation or dissolution, any acquisition of a material amount of assets or securities, any disposition of a material amount of assets (in excess of $50,000) or securities outside the ordinary course of business (whether by sale, lease, hypothecation or otherwise) outside the ordinary course of business, any material change in capitalization, or any partnership, association, joint venture, joint development, technology transfer, or other material business alliance;

        (c)  fail to renew any insurance policy naming it as a beneficiary or a loss payee, or take any steps or fail to take any steps that would permit any insurance policy naming it as a beneficiary or a loss payee to be canceled, terminated or materially altered, except in the ordinary course of business and consistent with past practice and following written notice to Parent;

        (d)  maintain its books and records in a manner other than in the ordinary course of business and consistent with GAAP and past practices;

        (e)  enter into any hedging, option, derivative or other similar transaction or any foreign exchange position or contract for the exchange of currency other than in the ordinary course of business and consistent with past practice;

        (f)    institute any change in its accounting methods, principles or practices other than as required by GAAP, or revalue any of its respective assets, including without limitation, writing off notes or accounts receivables;

        (g)  pay, discharge or satisfy any material claims, liabilities or obligations (absolute, accrued, contingent or otherwise), other than the payment, discharge or satisfaction of liabilities (including accounts payable) in the ordinary course of business and consistent with past practice, or collect, or accelerate the collection of, any amounts owed (including accounts receivable) other than the collection in the ordinary course of business;

        (h)  split, combine or reclassify any shares of its capital stock;

        (i)    declare or pay any dividend or make any distribution to shareholders of the Company;

        (j)    issue any capital stock or other options, warrants or rights to purchase or acquire capital stock or change the terms of any such outstanding securities, other than upon the exercise of Company Options;

        (k)  waive, release, assign, settle or compromise any material claim or litigation, or commence a lawsuit other than for the routine collection of Accounts Receivable or for a breach of this Agreement;

        (l)    make any loans (except for business travel advances in the ordinary course of business consistent with past practices) to any officer, director, consultant or employee, or to any related entity or Person;

        (m)  enter into any new transaction with or create or assume any new obligation or liability to any Affiliate, including but not limited to Covalar Design, Inc., a Texas corporation ("CDI"); provided, however, the Company may, prior to the Closing, sell all of the outstanding capital stock of CDI to Mark Harward or his designee for the net book value of CDI currently recorded on the books of the Company at the Balance Sheet Date.

        (n)  in respect of any Taxes, make or change any material election changing any accounting method, enter into any closing agreement, settle any material claim or assessment, or consent to any extension or waiver of the limitation period applicable to any material claim or assessment except as required by applicable law; or

        (o)  take or agree to take any of the actions described in this Section 5.1, or any action which would make any of its representations or warranties contained in this Agreement untrue or incorrect in any material respect or prevent it from performing, or cause it not to perform, its covenants hereunder.

        5.2    No Solicitation.    The Company shall not, nor shall it authorize or permit any of its Subsidiaries, any of its or their respective directors, officers or employees or any investment banker, financial advisor, attorney, accountant or other advisor, agent or representative (collectively, "Representatives") retained by it or any of its Subsidiaries to, directly or indirectly through another person, (i) solicit, engage in discussions or negotiate with any person (whether or not such discussions or negotiations are initiated by the Company), or take any other action intended or designed to facilitate the efforts of any Person, other than Parent, relating to the possible acquisition of the Company (whether by way of merger, purchase of capital stock, purchase of assets or otherwise) or any significant portion of its capital stock (other than by exercise of Company Options) or assets by any person other than Parent (an "Alternate Acquisition"), (ii) provide information with respect to the Company to any Person relating to a possible Alternate Acquisition by any Person, (iii) enter into an agreement with any Person providing for a possible Alternate Acquisition, or (iv) make or authorize any statement, recommendation or solicitation in support of any possible Alternate Acquisition by any person. Without limiting the foregoing, it is agreed that any violation of the restrictions set forth in the preceding sentence by any Representative of the Company or any of its Subsidiaries shall be a breach of this Section 5.2 by the Company; provided, however, that that any inadvertent violation of the restrictions set forth in this Section 5.2 by a Company Representative which is cured within five days shall not be deemed to be a violation of this Section 5.2. The Company shall, and shall cause its Subsidiaries to, immediately cease and cause to be terminated all existing discussions or negotiations with any Person with respect to any Alternate Acquisition and request the prompt return or destruction of all confidential information previously furnished. Notwithstanding anything to the contrary contained in this Agreement but provided that Shareholder Approval has not been obtained, the Company and any of the Company's Representatives (y) may participate in discussions or negotiations with, review information from, and, subject to compliance with the last sentence of this Section 5.2, furnish non-public information to any third party that has made an unsolicited proposal for an Alternative Acquisition (a "Potential Acquiror") and/or (z) may approve or accept an unsolicited Alternative Acquisition and may make or authorize any statement, recommendation or solicitation in support of an unsolicited Alternative Acquisition, in each case only if the Company Board determines in good faith (A) that, in the case of subclause (y), such Alternative Acquisition proposal is or is reasonably likely to be or become, or, in the case of subclause (z), after receiving written advice from its financial advisor, such Alternative Acquisition proposal is, more favorable to the Company and its shareholders than the Merger (a "Superior Proposal"), it being acknowledged and agreed that the Company Board intends to, and will, retain a financial advisor for purpose of providing such written advice unless the Alternative Acquisition proposal is for all cash consideration to the Company's shareholders for a total value to them greater than the value to them of the Merger, and (B) following consultation with outside legal counsel, that the failure to participate in such discussions or negotiations, review such information or furnish such information regarding, or approve or accept, an Alternative Acquisition would violate the Company Board's fiduciary duties under applicable law. In such event, the Company shall promptly advise Parent in writing of any bona fide discussions regarding a possible Alternative Acquisition, the material terms and conditions of any such Alternative Acquisition and the identity of the Potential Acquiror. The Company shall (i) keep Parent informed of the status and terms of any such inquiry and Alternative Acquisition proposal and (ii) provide to Parent as soon as practicable after receipt of delivery thereof with copies of all correspondence and other written material sent or provided to the

Company from any Person that describes any of the terms or conditions of a proposed Alternative Acquisition. The Company may not furnish any of its non-public information to a Potential Acquiror unless (i) it has previously furnished or provided access to, or promptly thereafter furnishes or provides access to, such information to Parent and (ii) it is furnished pursuant to a confidentiality agreement that is no less restrictive on the Potential Acquiror than Section 5.8 of this Agreement is on Parent.

        5.3    Access to Information.    From the date of this Agreement until the Effective Time or the termination of this Agreement, the Company will afford Parent and Parent's authorized representatives (including counsel, environmental and other consultants, accountants, auditors and agents) full access during normal business hours and upon reasonable notice to all of its facilities, personnel and operations and to all books and records of the Company and its Subsidiaries, will permit Parent and its authorized representatives to review the Company Financial Statements and books and records and to conduct inspections as they may reasonably request. The Company will instruct its officers and those of its Subsidiaries to furnish such Persons with such financial and operating data and other information with respect to its business, prospects and properties as such Persons may from time to time reasonably request. In addition, Parent shall be allowed to interview those customers of the Company as Parent may choose. Parent and Merger Sub agree that each of them will treat any such information in accordance with the provisions set forth in Section 5.8. Because of the difficulty of measuring economic losses as a result of the breach of the foregoing covenants, and because of the immediate and irreparable damage that would be caused for which Parent would have no other adequate remedy, the Company agrees that the foregoing covenants may be enforced against it by injunctions, restraining orders and other equitable actions. Nothing herein shall be construed as prohibiting Parent from pursuing any other available remedy for such breach or threatened breach, including the recovery of damages.

        5.4    Shareholder Approval; Board Recommendation.

        (a)  Subject to Section 5.4(c) and the Company Board's duties under applicable law, the Company will use its best efforts to obtain the Shareholder Approval, and will take all other action necessary or advisable to secure the vote or consent of its shareholders required by the TBCA and its Articles of Incorporation and bylaws. The Company shall ensure that all shareholder consents solicited by the Company are solicited in compliance with the TBCA, its Articles of Incorporation and bylaws and all other legal requirements applicable to it.

        (b)  Subject to Section 5.4(c) and the Company Board's duties under applicable law, (i) the Company Board shall unanimously recommend that the Company's shareholders approve this Agreement and neither the Company Board nor any committee thereof shall (i) withdraw, amend or modify, or propose or resolve to withdraw, amend or modify, in a manner adverse to Parent, such unanimous approval and recommendation. For purposes of this Agreement, said approval and recommendation of the Company Board shall be deemed to have been modified in a manner adverse to Parent if said recommendation shall no longer be unanimous, provided that, for all purposes of this Agreement, an action by the Company Board or any committee thereof shall be unanimous if each member of the Company Board or committee has approved such action other than (i) any such member who has appropriately abstained from voting on such matter because of an actual or potential conflict of interest and (ii) any such member who is unable to vote in connection with such action as a result of death or disability.

        (c)  Provided the Shareholder Approval has not been obtained, nothing in Section 5.4(a) or Section 5.4(b) shall prevent the Company Board or any committee thereof from withholding, withdrawing, amending or modifying its unanimous approval and recommendation that the Company shareholders approve this Agreement if (i) a Superior Proposal is made to the Company and is not withdrawn, (ii) the Company shall have provided written notice to Parent (a "Notice of Superior Proposal") advising Parent that the Company has received a Superior Proposal, specifying the material terms and conditions of such Superior Proposal and identifying the Potential Acquiror making such Superior Proposal, (iii) Parent shall not have, within five business days of Parent's receipt of the Notice of Superior Proposal, made an offer that the Company Board by a majority vote determines in its good faith judgment after consultation with its financial advisors, if any, and its outside legal counsel to be at least as favorable to the Company's shareholders as such Superior Proposal (it being agreed that the Company Board shall convene a meeting to consider any such offer by Parent promptly following the receipt thereof), (iv) after such board meeting, the Company Board shall have concluded in good faith, after consultation with its outside counsel, that, in light of such Superior Proposal, the withholding, withdrawal, amendment or modification of such recommendation is required in order for the Company Board to comply with its fiduciary obligations to the Company's shareholders under applicable law and (v) the Company shall not have violated any of the restrictions set forth in Section 5.2 or this Section 5.4(c) . Subject to applicable law, nothing contained in this Section 5.4(c) shall affect the Company's obligation to solicit Company shareholder approval of this Agreement (regardless of whether the unanimous recommendation and approval of the Company Board shall have been withdrawn, amended or modified).

        5.5    Commercially Reasonable Efforts.    Subject to the terms and conditions of this Agreement and to the requirements of applicable law, Parent, Merger Sub and the Company shall use their commercially reasonable efforts to take, or cause to be taken, all other actions and do, or cause to be done, all other things necessary, proper or appropriate under applicable laws to consummate and make effective the transactions contemplated by this Agreement, including, without limitation, obtaining all necessary governmental and private party consents, approvals or waivers. Parent shall cause Merger Sub to perform all of its obligations under this Agreement and shall not take any action that would cause the Company to fail to perform its obligations hereunder. The Company shall not take any action that would cause Parent or Merger Sub to fail to perform their obligations hereunder.

        5.6    Public Announcements.    Before issuing any press release or otherwise making any public statement with respect to the Merger or any of the other transactions contemplated hereby, Parent, Merger Sub and the Company agree to consult with each other as to its form and substance, and agree not to issue any such press release, make such a general communication to employees or make any other public statement without first using reasonable efforts to mutually agree upon, or to obtain the other party's approval of (which shall not be unreasonably withheld or delayed), the content of such proposed release, general communication or other public statement; provided, however, that either party may make such disclosures or statements as it reasonably believes may be required by applicable law or regulation or rule of any national securities exchange (including, for this purpose, The Nasdaq Stock Market, Inc.) and, provided further, that the disclosing party will provide advance notice to the other party of such required disclosure as far in advance thereof as is reasonably practicable and use its reasonable best efforts to otherwise comply with this Section 5.6.

        5.7    Notification of Certain Matters.    Each of the Company and Parent shall promptly notify the other party of the occurrence or non-occurrence of any event the respective occurrence or non-occurrence of which would be reasonably likely to cause any condition to the obligations of the notifying party to effect the Merger not to be fulfilled. Each of the Company and Parent shall also give prompt notice to the other of any communication, not solicited or requested by Company or Parent, from any Person alleging that the consent of such Person is or may be required in connection with the Merger or other transactions contemplated hereby.

        5.8    Confidentiality; Nonsolicitation of Employees.

        (a)  Parent and the Company agree that for a period of three years from the date hereof (regardless of whether the transactions contemplated hereby are consummated) each will hold, and will cause its directors, officers, employees, affiliates, consultants and advisers to hold, in confidence all documents and information furnished to it (the "Receiving Party") by or on behalf of the other party

(the "Disclosing Party") in connection with the transactions contemplated by this Agreement (the "Confidential Material"). Each Receiving Party agrees that it will use the Confidential Material solely for the purpose of the transactions contemplated by this Agreement and will not use the Confidential Material in any way detrimental to the Disclosing Party. In the event that a Receiving Party is requested in any Action to disclose any Confidential Material, the Receiving Party shall give the Disclosing Party prompt notice of such request so that the Disclosing Party may seek an appropriate protective order. If, in the absence of a protective order, a Receiving Party is nonetheless compelled to disclose Confidential Material, the receiving Party may disclose such information without liability hereunder; provided, however, that the Receiving Party will give the Disclosing Party written notice of the information to be disclosed as far in advance of its disclosure as is practicable and, upon the request of and at the expense of the Disclosing Party, the Receiving Party will use commercially reasonable efforts to obtain assurances that confidential treatment will be accorded to such information. The term "Confidential Material" shall not include information that: (i) is (through no improper action or inaction by the Receiving Party or any Affiliate, agent, consultant or employee thereof) generally available to the public, (ii) was in its possession or known by it prior to receipt from the Disclosing Party, (iii) was rightfully disclosed to the Receiving Party by a third party without restriction, provided the Receiving Party complies with any restrictions imposed by the third party or (iv) was independently developed without use of or reference to any Confidential Material of the Disclosing Party by the Receiving Party. Because of the difficulty of measuring economic losses as a result of the breach of the foregoing covenants, and because of the immediate and irreparable damage that would be caused for which the Disclosing Party would have no other adequate remedy, each of Parent, Merger Sub and the Company agrees that the foregoing covenants may be enforced against it by injunctions, restraining orders and other equitable actions. Nothing herein shall be construed as prohibiting such Disclosing Party from pursuing any other available remedy for such breach or threatened breach, including the recovery of damages.

        (b)  Each of Company and Parent agrees, on behalf of itself and its Affiliates, for a period of one year following the date of this Agreement, not to hire, employ, or otherwise contract with, or solicit, induce, or attempt to solicit or induce the diversion of, any of the other's employees, agents, independent contractors, or other persons who then have, or who had within the preceding six months, employment or consulting relationships with the other party or any of its Affiliates.

        5.9    Tax Matters.

        (a)  If Parent or the Surviving Corporation proposes to file any Return which would generate a claim by Parent for indemnification under Article IX with respect to Taxes, or if Parent or the Surviving Corporation receives any notice of deficiency, notice of proposed adjustment, inquiry with respect to tax returns, or similar notice (a "Notice of Deficiency") from any Government Entity with respect to any period covered by the representations of Section 3.20 or the covenants of the Company in Section 5.1(n), Parent or the Surviving Corporation shall provide a copy of such Return or Notice of Deficiency to the Shareholder Representative. Any such Return shall be provided to the Shareholder Representative at least 30 days before the due date for filing, and Parent or the Surviving Corporation shall consider any comments made by the Shareholder Representative on such Return that are provided at least five days before the due date for filing such Return. Similarly, Parent or the Surviving Corporation shall, before responding to any Notice of Deficiency, provide the Shareholder Representative a reasonable opportunity to review and comment on such proposed response, and shall provide copies of and an opportunity for comment with respect to any future correspondence on such matters with any governmental authority. The time periods within which such information shall be provided and within which any comment shall be due shall be those reasonable under the circumstances, including the complexity of the matter and the due dates imposed by the relevant Government Entity. However, provision of proposed filings or responses at least 30 days before they are due with a requirement that the Shareholder Representative comment at least five days before the due date shall be conclusively presumed to be reasonable. The Surviving Corporation shall preserve all information, records or documents relating to the liability for Taxes of the Company until the expiration of any applicable statute of limitations with respect to such Taxes, and shall provide the Shareholder Representative reasonable access to such information, records or documents with respect to the matters covered by this paragraph and with respect to any claim for indemnity by Parent.

        (b)  Each of Parent, Merger Sub and the Company shall use all commercially reasonable efforts, not inconsistent with the terms of this Agreement, to cause the Merger to qualify as a reorganization within the meaning of Section 368(a) of the Code and to obtain the opinion of counsel described in Sections 7.1(f) and 7.2(s), including by executing the representations letters referred to therein and delivering such letters prior to the Closing. Following the Effective Time, Parent and Merger Sub will not take any position on any United States federal, state or local income or franchise Tax return that is inconsistent with their representation letter referred to above or the treatment of the Merger as a reorganization, unless otherwise required by a "determination" within the meaning of Section 1313(a)(1) of the Code (or by a comparable provision of state or local income Tax or franchise Tax law). Parent and Merger Sub shall afford the Shareholder Representative the notice and comment rights provided in Section 5.9(a) hereof with respect to any proceedings that reasonably might result in such a determination. Following the Effective Time, neither Parent nor Merger Sub shall knowingly take any action that would cause the Merger not to qualify as a reorganization.

        (c)  Section 5.9 shall survive the Closing until all applicable statutes of limitations shall have expired.

        5.10    Company Stock Options.

        (a)  Before the Closing, the Company Board (or, if appropriate, any committee thereof administering the Company Stock Plan) shall adopt such resolutions or take such other actions as may be required to effect the following:

            (i)  Cause each Company Option granted under the Company Stock Plan, that immediately prior to the Effective Time, has not expired and has not been exercised, whether vested or unvested (each an "Outstanding Company Option"), to be, at the Effective Time, automatically converted into an option (x) to acquire, on the same terms and conditions as were applicable under the Outstanding Company Option, the number of shares of Parent Common Stock (rounded down to the nearest whole share) (each, as so adjusted, an "Adjusted Option") equal to (A) the Merger Consideration Value multiplied by (B) the number of shares of Company Common Stock purchasable upon exercise of such Outstanding Company Option, and divided by (C) the Parent Merger Price (as defined in Section 5.10(g)(ii), (y) at an exercise price per share of Parent Common Stock equal to (A) the aggregate exercise price for the shares of Company Common Stock purchasable pursuant to such Outstanding Company Option divided by (B) the aggregate number of shares of Parent Common Stock purchasable under such Adjusted Option, and rounded up to the nearest whole cent, and (z) otherwise be subject to the same terms and conditions as such Outstanding Company Option, including without limitation all vesting requirements and restrictions or limitations on transfer. The aggregate number of shares of Parent Common Stock purchasable upon exercise of the Adjusted Options is referred to herein as the "Option Shares".

          (ii)  make such other changes to the Company Stock Plan as Parent and the Company may agree are appropriate to give effect to the Merger.

        (b)  Notwithstanding any other provision of this Section 5.10, if Parent determines, after consultation with the Shareholder Representative, that any adjustment or modification provided for herein to those Outstanding Company Options that were issued as "incentive stock options," as defined in Section 422 of the Code, is inconsistent with the requirements of Section 422 or 424 of the Code or the Treasury Regulations issued thereunder, such adjustment or modification shall instead be made in a manner that is consistent with such requirements so as to maintain the status of the Adjusted Options as incentive stock options, and if Parent determines that any adjustment or modification required by Section 422 or 424 of the Code to maintain such incentive stock option status has not been made, such adjustment or modification shall be made regardless of whether it has been provided for in this Agreement. This Section 5.10(b) shall apply only to options that were originally issued as incentive stock options and shall not affect the treatment of options that were not issued as incentive stock options.

        (c)  At the Effective Time, by virtue of the Merger and without the need of any further corporate action, but subject to the receipt of a lock-up agreement with a term of six months following the Effective Time from each holder (each an "Optionee") of an Outstanding Company Option in the form attached hereto as Exhibit E, Parent shall assume each Outstanding Company Option as adjusted, with the result that all obligations of the Company under such Outstanding Company Options, shall be obligations of Parent following the Effective Time.

        (d)  Within six months after the Effective Time, Parent shall prepare and file with the SEC a registration statement on Form S-8 (or another appropriate form) registering a number of shares of Parent Common Stock equal to the number of shares of Parent Common Stock subject to the Adjusted Options. Such registration statement shall be kept effective (and the current status of the prospectus or prospectuses required thereby shall be maintained) at least for so long as any Adjusted Options may remain outstanding.

        (e)  As soon as practicable after the Effective Time, Parent shall deliver to the Optionees appropriate notices setting forth such Optionees' rights pursuant to the Adjusted Options and stating that the Outstanding Company Options have been assumed by Parent and shall continue in effect on the same terms and conditions (subject to the adjustments required by this Section 5.10 after giving effect to the Merger).

        (f)    The Surviving Corporation shall not terminate the employment of any Optionee for a period of not less than 105 days after the Effective Time except for cause.

        (g)  For purposes of this Section 5.10, the following capitalized terms shall have the following meanings:

  (i)
  "Merger Consideration Value" shall mean (A) the aggregate value of the Merger Consideration, which is equal to the sum of (1) $10,000,000 and (2) the product of the Parent Merger Price multiplied by the Base Stock Number, divided by (b) the sum of the Outstanding Company Shares and the aggregate number of shares of Company Common Stock underlying the Outstanding Company Options; and

  (ii)
  "Parent Merger Price" shall mean the average of the closing sale prices of a share of Parent Common Stock as reported on the Nasdaq National Market at the close of trading on the ten consecutive trading days preceding the date of this Agreement.

        5.11    Fees and Expenses.    Except as set forth in Section 8.3, all fees and expenses incurred in connection with this Agreement and the transactions contemplated hereby shall be paid by the party incurring such expenses whether or not the Merger is consummated.

        5.12    Merger Consideration Adjustment.    If at the Closing Date the ratio of (i) the aggregate Cash Consideration payable to the holders of Outstanding Company Shares including, for purposes of this Section 5.12, in the aggregate Cash Consideration the cash payable in lieu of fractional shares of Parent Common Stock and the aggregate value of the Merger Consideration that would have been deliverable or payable to holders of Dissenting Shares (the "Revised Cash Consideration") to (ii) the aggregate value of the Merger Consideration, revised by using Revised Cash Consideration in lieu of Cash Consideration, less the value of the Escrow Shares (valuing the aggregate Stock Consideration at 75%

(unless Company Counsel and Parent Counsel mutually agree in writing to a greater percentage) of the Parent Closing Price (the "Revised Stock Consideration") (such adjusted Merger Consideration referred to in this Section 5.12 as the "Revised Merger Consideration"), payable to the Company Shareholders is greater than 0.6:1 (the "Consideration Ratio"), then the Company may elect to delay the Closing for a period of not more than 14 days until such time as the Revised Cash Consideration portion of the Revised Merger Consideration shall not be greater than the Consideration Ratio. If at the end of such 14 day period the Revised Merger Consideration does not satisfy the Consideration Ratio, the parties agree to reduce the aggregate Cash Consideration by up to $2,000,000 (the "Cash Reduction Amount") and to increase the Base Stock Number by up to that number of shares equal to the quotient derived by dividing the Cash Reduction Amount by the Parent Closing Price as is necessary so that the Revised Cash Consideration portion of the Revised Merger Consideration is not greater than the Consideration Ratio as determined under the first sentence of this Section 5.12. In the event the foregoing adjustments to the Revised Cash Consideration and the Revised Stock Consideration are not sufficient to satisfy the requirements of this Section 5.12, each of Parent and the Company shall have the right to terminate this Agreement and abandon the Merger pursuant to Section 8.1(d), provided that neither party shall have any liability or obligation to the other party pursuant to Article IX.

        5.13    Investor Questionnaires.    On or before the Closing, the Company shall cause each Company Shareholder to deliver to Parent a completed and executed Investor Questionnaire in a form provided by Parent.

        5.14    Assignment of Intellectual Property.    At or prior to the Closing, Mark Harward shall execute and deliver an assignment, in a form acceptable to Parent, assigning all Company IP Rights to the Company which are currently owned, whether entirely or in part, by Mark Harward.

        5.15    Proxies.    Contemporaneously herewith, each of Mark Harward, Brenda Stoner, S.S. Mahant-Shetti, Merrill Wertheimer and Pallab Chatterjee (the "Managers") shall have executed and delivered irrevocable proxies in the form of Exhibit F.

        5.16    Rule 144.    With a view to making available to the holders of Outstanding Company Shares the benefits of Rule 144 ("Rule 144") promulgated under the Securities Act, Parent will, for a period of two years from the Effective Time, use commercially reasonable efforts to: (a) make and keep public information available, as those terms are understood and defined in Rule 144, for a period of two years from the Effective Time, and if the Earn-out Shares are delivered to the holders of Outstanding Company Stock pursuant to Article X, then for a period of three years from the Effective Date; (ii) file with the SEC in a timely manner all reports and other documents required of Parent under the Securities Act and Exchange Act; and (iii) at the request of any holder of Outstanding Company Shares, provide written confirmation that Parent is current in its reporting obligations under the Exchange Act.

        5.17    Payment of Debt for Borrowed Money.    On the Closing Date, Parent shall cause all principal and accrued interest under the indebtedness of TestChip Technologies Inc. ("TCT") from Bank One, N.A., including, without limitation, any such loan guaranteed by the Small Business Administration, to be paid in full.

        5.18    Release From Guarantees.    Parent shall use its commercially reasonable best efforts to have each of Mark Harward and CDI released, within 60 days after the Closing Date, from any personal guarantees of (i) TCT's indebtedness identified in Section 5.17(a) or the Company's obligations thereunder and (ii) TCT's or the Company's obligations to Bank One Leasing Corporation pursuant to one or more equipment leases from Bank One Leasing Corporation to TCT. Parent hereby agrees to indemnify and defend Mark Harward and CDI and hold him and it harmless for any amounts that he or it is required to pay in connection with the enforcement of any obligations under such personal guarantees after the Closing, including any reasonable attorneys' fees and expenses incurred in connection therewith. This covenant shall survive the Closing.

ARTICLE VI

CONDITIONS TO THE OBLIGATIONS OF EACH PARTY

        The respective obligations of each party to this Agreement to effect the Merger and the other transactions contemplated by this Agreement shall be subject to the fulfillment on or before the Effective Time of each of the following conditions, any one or more of which may be waived in writing by all the parties hereto:

        6.1    Shareholder Approval.    The Shareholder Approval shall have been obtained.

        6.2    Statute or Decree.    No law shall have been enacted or promulgated, entered or enforced by any Government Entity, which remains in effect that prohibits the consummation of the Merger in accordance with the terms of this Agreement or otherwise makes it illegal, nor shall any Government Entity have instituted any action, suit or proceeding that remains pending and that seeks, and which is reasonably likely, to enjoin, restrain or prohibit the consummation of the Merger in accordance with the terms of this Agreement.

ARTICLE VII

CONDITIONS TO THE OBLIGATIONS OF PARENT, MERGER SUB AND THE COMPANY

        7.1    Additional Conditions To The Obligations Of The Company.    The obligations of the Company to effect the Merger and the other transactions contemplated by this Agreement shall be subject to the fulfillment of each of the following additional conditions, any one or more of which may be waived in writing by the Company, provided that any such waiver shall preclude the Company from subsequently pursuing any such waived rights:

        (a)  The representations and warranties of Parent and Merger Sub contained in this Agreement (without regard to any materiality exceptions or provisions therein) shall be true and correct, in all material respects, as of the Effective Time, with the same force and effect as if made at the Effective Time, except (i) for changes specifically permitted by the terms of this Agreement, and (ii) that the accuracy of the representations and warranties that by their terms speak as of the date of this Agreement or some other date will be determined as of such date.

        (b)  Parent and Merger Sub shall have performed and complied in all material respects with all agreements, obligations, covenants and conditions required by this Agreement to be performed or complied with by them on or prior to the Closing Date.

        (c)  TCT and Mark Harward shall have entered into a software license agreement for TestChipWizard, IC Suite and Testlink software in a form mutually acceptable to Mark Harward, TCT and Parent.

        (d)  Parent and Merger Sub shall have furnished certificates of their President and Treasurer or Chief Financial Officer to evidence compliance with the conditions set forth in Sections 7.1(a) and (b) of this Agreement.

        (e)  Parent or Merger Sub shall not have been named as a party to any material Action before a Government Entity.

        (f)    The Shareholder Representative, on behalf of the holders of Outstanding Company Shares, shall have received an opinion of Gardere Wynne & Sewell LLP ("Company Counsel"), dated as of the Closing Date and based on customary representations from Company and Parent, that the Merger will be treated as a "reorganization" within the meaning of Section 368(a) of the Code and Parent, Merger Sub and the Company will be parties to that reorganization; provided, however, if Company Counsel does not render such opinion or withdraws or modifies such opinion, this condition shall nonetheless be deemed satisfied if Heller Ehrman White & McAuliffe LLP, counsel to the Parent and Merger Sub,

("Parent Counsel") renders such an opinion to the Shareholder Representative, and such opinion is reasonably acceptable to the Shareholder Representative on behalf of the holders of Outstanding Company Shares.

        (g)  Parent Counsel shall have delivered an opinion to the Company substantially in the form of Exhibit H dated the date of Closing;

        (h)  Parent shall have executed and delivered the Escrow Agreement and the Earn-out Escrow Agreement;

        (i)    There shall not have occurred, since the date hereof, any event or change of circumstances that is reasonably likely to have a Parent Material Adverse Effect.

        7.2    Additional Conditions To The Obligations Of Parent And Merger Sub.    The obligations of Parent and Merger Sub to effect the Merger and the other transactions contemplated by this Agreement shall be subject to the fulfillment of each of the following additional conditions, any one or more of which may be waived in writing by Parent, provided that any such waiver shall preclude Parent from subsequently pursuing any such waived rights:

        (a)  The representations and warranties of the Company contained in this Agreement (without regard to any materiality exceptions or provisions therein) shall be true and correct, in all material respects, as of the Effective Time, with the same force and effect as if made at the Effective Time, except, (i) for changes specifically permitted by the terms of this Agreement and (ii) that the accuracy of the representations and warranties that by their terms speak as of the date of this Agreement or some other date will be determined as of such date.

        (b)  The Company shall have performed and complied in all material respects with all agreements, obligations, covenants and conditions required by this Agreement to be performed or complied with by it on or prior to the Closing Date.

        (c)  As of the Effective Time, the Company Common Stock shall not be held by more than 35 non-accredited investors, as determined in accordance with Regulation D under the Securities Act.

        (d)  As of the last day of the month immediately preceding the Closing, the net book value of the Company calculated in accordance with GAAP, as adjusted to exclude the effect of deferred revenue from the calculation thereof, shall be an amount equal to at least the difference between (i) the net book value derived from the 2001 Financial Statements (as defined in Section 7.2(q)), as adjusted to exclude the effect of deferred revenue from the calculation thereof, less (ii) $300,000 (the "Net Book Value Threshold"); provided, however, that Parent may in its sole discretion elect to proceed with the Merger and deduct from the Escrow Shares that number of shares equal to the quotient obtained by dividing (y) the deficiency between such adjusted net book value and the Net Book Value Threshold by (z) the Parent Closing Price.

        (e)  The Company shall have furnished certificates of its President and Treasurer or Chief Financial Officer to evidence compliance with the conditions set forth in Section 7.2(a) and (b) of this Agreement.

        (f)    Parent and Merger Sub shall have received an opinion of Company Counsel, dated as of the Effective Time, substantially in the form of Exhibit F attached hereto and an opinion of California counsel to the Company opining as to the enforceability of the Agreement under California law.

        (g)  Any consents, approvals, notifications, disclosures, and filings and registrations listed in Schedule 3.3 of the Company Disclosure Statement shall have been obtained or made.

        (h)  Mark Harward shall execute and deliver an employment agreement with Parent for a term of one year in the form attached hereto as Exhibit D.

        (i)    The Shareholder Representative shall have executed and delivered the Escrow Agreement;

        (j)    The Shareholder Representative shall have executed and delivered the Earn-out Escrow Agreement;

        (k)  Brenda Stoner and no less than seventy percent of the employees of TCT shall have executed and delivered the offer letter in the form of Exhibit K. For purposes hereof, the execution and delivery by Brenda Stoner of the offer letter in the form of Exhibit K and the execution and delivery by Mark Harward of the employment agreement in the form of Exhibit D shall be included for purposes of counting the seventy percent of the employees of TCT required to satisfy the condition of this Section 7.2(k).

        (l)    Each of Mark Harward and Brenda Stoner shall have executed and delivered the Employee Confidential Information And Inventions Agreement substantially in the form of Exhibit L.

        (m)  Each of the Managers shall executed and deliver the non-competition agreements in the form of Exhibit M hereto providing for a term of one year for each except with respect to Mark Harward and Brenda Stoner, which shall have term of five years and three years, respectively.

        (n)  Each of the Managers shall have executed and delivered a release, substantially in the form attached hereto as Exhibit N.

        (o)  Each Optionee shall have executed and delivered an acknowledgement agreeing to the changes in the Company Stock Plan made pursuant to Section 5.10.

        (p)  Neither the Company nor any of its Subsidiaries shall have been named as a party to any material Action before any Government Entity.

        (q)  The Company shall have obtained and delivered to Parent a copy of the audited consolidated balance sheet of the Company as of December 31, 2001, and the related audited consolidated income statement and statement of cash flows for the year ended December 31, 2000 and 1999 (including, any related notes thereto and the reports of Grant Thornton & Co. with respect thereto) (the "2001 Financial Statements").

        (r)  Each of the Managers shall have delivered a Lock-up Agreement in the form of Exhibit D with respect to the Stock Consideration and a lock-up agreement in the form of Exhibit E with respect to the Assumed Options.

        (s)  Parent shall have received an opinion of Parent Counsel dated as of the Closing Date and based on customary representations from Company and Parent, that the Merger will be treated as a "reorganization" within the meaning of Section 368(a) of the Code and Parent, Merger Sub and the Company will be parties to that reorganization; provided, however, if Parent Counsel does not render such opinion or withdraws or modifies such opinion, this condition shall nonetheless be deemed satisfied if Company Counsel renders such an opinion to Parent.

        (t)    There shall not have occurred, since the date hereof, any event or change of circumstances that has had or is reasonably likely to have a Company Material Adverse Effect.

ARTICLE VIII

TERMINATION

        8.1    Termination.    Subject to the provisions of this Section 8.1, this Agreement may be terminated at any time prior to the Effective Time, whether before or after the Shareholder Approval:

        (a)  by mutual written consent duly authorized by the boards of directors of Parent and the Company;

        (b)  by either Parent or the Company if the Merger shall not have been consummated by February 15, 2002 or such later date consistent with Section 5.12 or Section 7.2(d) , which date may be extended by mutual consent of the parties hereto (the "Termination Date"),; provided, however, that the right to terminate this Agreement under this Section 8.1(b) shall not be available to any party whose action or failure to act has proximately caused the failure of the Merger to occur on or before such date and such action or failure to act constitutes a breach of this Agreement;

        (c)  by either Parent or the Company if the Shareholder Approval shall not have been obtained at least five days before the Termination Date; provided, however, that the right to terminate this Agreement under this Section 8.1(c) shall not be available to the Company where the Company shall have breached in any material respect its obligations under this Agreement in any manner that shall have proximately caused the failure to obtain the Shareholder Approval;

        (d)  by either Parent or the Company pursuant to the terms of Section 5.12;

        (e)  by Parent if a Company Triggering Event (as hereinafter defined) shall have occurred;

        (f)    by the Company, if there exists a breach or breaches of any representation, warranty or covenant of Parent or Merger Sub contained in this Agreement such that the Closing condition set forth in Section 7.1(a) or (b) would not be satisfied; provided, however, that if such breach or breaches are capable of being cured prior to the Termination Date such that such closing conditions would be satisfied, then the Company shall not be permitted to terminate this Agreement pursuant to this Section 8.3(f) unless the Company shall have delivered to Parent written notice of such breach or breaches and such breach or breaches shall not have been so cured within ten days after delivery to Parent of such written notice, but in any event not beyond the Termination Date; and provided, further, that the Company shall not be permitted to terminate this Agreement pursuant to this Section 8.3(f) if the Company shall have breached in any material respect its obligations under this Agreement in any manner that shall have proximately caused such breach or breaches by Parent;

        (g)  by Parent, if there exists a breach or breaches of any representation, warranty or covenant of the Company contained in this Agreement such that the Closing condition set forth in Section 7.2(a) or (b) would not be satisfied; provided, however, that if such breach or breaches are capable of being cured prior to the Termination Date such that such closing conditions would be satisfied, then Parent shall not be permitted to terminate this Agreement pursuant to this Section 8.1(g) unless Parent shall have delivered to the Company written notice of such breach or breaches and such breach or breaches shall not have been so cured within ten days after delivery to the Company of such written notice but in any event not beyond the Termination Date; and provided, further that Parent shall not be permitted to terminate this Agreement pursuant to this Section 8.2(g) if Parent shall have breached in any material respect its obligations under this Agreement in any manner that shall have proximately caused such breach or breaches by the Company; or

        (h)  For purposes of this Agreement, a "Company Triggering Event" shall be deemed to have occurred if: (i) the Company Board or any committee thereof shall for any reason have withdrawn or shall have amended or modified in a manner adverse to Parent its unanimous recommendation in favor of the adoption of this Agreement and approval of the Merger; (ii) the Company shall have entered into any letter of intent or similar document or any agreement or commitment contemplating or otherwise relating to a Superior Proposal; or (iii) the Company shall have breached any of its obligations under Section 5.2.

        8.2    Notice of Termination; Effect of Termination.    Any termination of this Agreement under Section 8.1 will be effective immediately upon the delivery of a written notice of the terminating party to the other parties hereto. In the event of the termination of this Agreement as provided in Section 8.1, this Agreement shall be of no further force or effect, except (i) Sections 5.6 and 5.8, this Article VIII and Article IX (except as provided in Section 5.12 with respect to a termination pursuant to

Section 8.1(d)), each of which shall survive the termination of this Agreement and shall be enforceable by each party against the other party, and (ii) nothing herein shall relieve any party from liability for any intentional breach of this Agreement or fraud.

        8.3    Termination Fees and Expenses.

        (a)  If Parent terminates this Agreement pursuant to Section 8.1(c) or (g), the Company shall promptly pay Parent on demand all of Parent's documented out-of-pocket expenses incurred in connection with this Agreement and the transactions contemplated hereby, including, without limitation, Parent's due diligence examination of the Company and its business, assets and customers.

        (b)  If the Company terminates this Agreement pursuant to Section 8.1(f), Parent shall promptly pay to the Company on demand, all of the Company's documented out-of-pocket expenses incurred in connection with this Agreement and the transactions contemplated hereby, but not in excess of $500,000, including, without limitation, Company's due diligence examination of Parent, but not including its December 31, 2001 year-end audit expenses.

        (c)  If Parent terminates this Agreement pursuant to Section 8.1(e) and the Company closes an Alternative Acquisition or enters into an agreement, arrangement or understanding for an Alternative Acquisition within nine months of the date of this Agreement and such Alternative Acquisition subsequently closes, the Company shall pay a break-up fee to Parent of $2,000,000 (the "Termination Fee"), plus all of Parent's documented out-of-pocket expenses incurred in connection with this Agreement and the transactions contemplated hereby, including, without limitation, Parent's due diligence examination of the Company and its business, assets and customers, within two business days of the close of an Alternative Acquisition.

        (d)  If Parent terminates this Agreement pursuant to Section 8.1(e) and the Company shall have breached any of its obligations under Section 5.2, the Company shall pay to Parent all of Parent's documented out-of-pocket expenses incurred in connection with this Agreement and the transactions contemplated hereby, including, without limitation, Parent's due diligence examination of the Company and its business, assets and customers, within two business days of the close of an Alternative Acquisition.

        8.4    Company Acknowledgment.    The Company acknowledges that the agreement contained in Section 8.3(c) is an integral part of the transactions contemplated by this Agreement, and that, without these agreements, Parent would not enter into this Agreement; accordingly, if the Company fails to pay in a timely manner the amounts due pursuant to such subsection, and, in order to obtain such payment, Parent makes a claim that results in a judgment against the Company for the amounts set forth in such subsection, the Company shall pay to Parent its reasonable costs and expenses (including reasonable attorneys' fees and expenses) in connection with such suit, together with interest on the amounts set forth in such subsection at the prime rate of The Chase Manhattan Bank in effect on the date such payment was required to be made. Payment of the fees and expenses described in Section 8.3 shall not be in lieu of damages incurred in the event of breach of this Agreement.

ARTICLE IX

INDEMNIFICATION

        9.1    Indemnification.    Subject to the limitations provided in Section 9.4 and 9.5, the holders of Outstanding Company Shares, jointly and severally, shall indemnify, defend, and hold harmless each of Parent and, effective at and after the Effective Time, the Surviving Corporation, and their respective directors, officers and affiliates and successors and permitted assigns (each an "Indemnitee" and, collectively, the "Indemnitees") from and against any and all losses, obligations, deficiencies, liabilities, claims, damages, fines, costs and expenses (including without limitation the amount of any compromise or settlement and all reasonable legal and other expenses incurred in connection with the investigation, prosecution or defense of any matter indemnified pursuant hereto, but net of insurance proceeds paid to the party incurring such loss (collectively, "Damages") that any Indemnitee may sustain, suffer or incur and which result from, arise out of, are caused by breach of any representation, warranty, covenant or agreement made by or to be performed by the Company in this Agreement or in any agreement or instrument executed and delivered by the Company or any holder of the Outstanding Company Shares pursuant hereto; provided, however, if an Indemnitee is not allowed to claim any item of income or expense, gains or losses which has been declared in any Tax reporting period but which would be allowed in the immediately following period, such that such Indemnitee recovers in such following period the benefit which had been lost in the preceding reporting period, such initial loss shall not be considered Damages for purpose hereof, except to the extent such Indemnitee has incurred out-of-pocket expenses, interest and carry costs incurred as a result of any event described in this sentence.

        9.2    Claims.

        (a)  Any claim under Section 9.1 shall be made by written notice from Parent or the Indemnitee (as applicable) to Shareholder Representative specifying in reasonable detail the amount and basis of the claim. When an Indemnitee seeking indemnification under Section 9.1 receives notice of any claim by a third party, including without limitation any Government Entity ("Third Party Claim"), which is to be the basis for a claim for indemnification hereunder, the Indemnitee shall give written notice to the Shareholder Representative reasonably indicating (to the extent known) the nature of such claims and the basis thereof and shall include with such notice the claim and any and all documentation provided by the claimant. With respect to claims for indemnification under Section 9.1, such notice shall be given to the Company prior to the Effective Time and to the Escrow Agent at and after the Effective Time who will promptly notify the Shareholder Representative. The notice shall be given as soon as practicable, but in any event no later than ten days of the service upon Indemnitee of any Third Party Claim that is contained in a complaint filed with any Government Entity. Any failure by an Indemnitee to provide such notice shall not affect the Company Shareholders' obligations hereunder, except to the extent of any Damages caused by such delay.

        (b)  Upon notice from the Indemnitee, the Company Shareholders may, but shall not be required to, assume the defense of any such Third Party Claim, including its compromise or settlement, by representatives of its own choosing reasonably acceptable to the Indemnitee, and the Company Shareholders, if it is a claim for which indemnification is agreed or determined to be applicable and it assumes the defense, shall pay all costs and expenses thereof and shall be fully responsible for the outcome thereof; provided, however, that the Shareholder Representative shall consult regularly with the Indemnitee regarding the defense of such Third Party Claim and may not settle or compromise any Third Party Claim without the Indemnitee's prior written consent (which consent shall not be unreasonably withheld or delayed) and that the Indemnitee shall be entitled to participate in the defense of such Third Party Claim at its own expense. The Shareholder Representative shall give written notice to the Indemnitee as to the Company Shareholders' intention to assume the defense of any such Third Party Claim within ten business days after the date of receipt of the Indemnitee's written notice in respect of such Third Party Claim and shall acknowledge in writing whether it accepts liability to the Indemnitee for any Damages of the Indemnitee as a result of such Third Party Claim; provided, that the Indemnifying Party shall have the right to dispute and Third Party Claim. If the Shareholder Representative does not, within ten business days after the Indemnitee's notice is given, give written notice to the Indemnitee of the Shareholder Representative's assumption of the defense of the Third Party Claim, the Company Shareholders shall be deemed to have waived their rights to control the defense thereof.

        (c)  The Company Shareholders shall have no liability with respect to any compromise or settlement of a Third Party Claim effected without its prior written consent (which consent shall not be unreasonably withheld or delayed). Notwithstanding the foregoing, if the party that has made or filed the Third Party Claim seeks remedies other than monetary damages that could materially adversely affect the business or results of operations of Parent or the Surviving Corporation, then the Indemnitee, Parent and/or the Surviving Corporation shall assume the defense of any such Third Party Claim, including its compromise or settlement, by representatives of its own choosing reasonably acceptable to the Shareholder Representative; in which event, if such Damages are determined to exist, the holders of Outstanding Company Shares shall pay all reasonable costs and expenses of such defense and investigation and the holders of Outstanding Company Shares shall be responsible for all other Damages related to the outcome thereof; provided, however, that the Indemnitee shall consult regularly with the Shareholder Representative regarding the defense of such Third Party Claim and may not settle or compromise any such Third Party Claim without the Shareholder Representative's prior written consent (which consent shall not be unreasonably withheld or delayed) and that the holders of Outstanding Company Shares shall be entitled to participate in the defense of any such Third Party Claim at their own expense.

        9.3    Limitations on Indemnification.

        (a)  The Indemnitees shall not be entitled to assert a claim for indemnification from the holders of Outstanding Company Shares under the provisions of Sections 9.1 or 9.2, respectively, until such time as the claims subject to indemnification exceed, in the aggregate, $50,000 in Damages, at which time all such claims may be asserted in full from the first dollar thereof; provided, however, that during the first year after the Effective Time, and if all of the Escrow Shares have been released to Parent pursuant to Section 9.6, the Indemnitees shall not be entitled to assert a claim for indemnification until the claims subject to indemnification exceed, in the aggregate, an additional $250,000, at which time all such claims may asserted in full from the first dollar thereof.

        (b)  The Escrow Shares shall be the sole source of recovery of Damages pursuant to Section 9.1, except for breaches of Sections 3.16, and 3.20, criminal conduct by the Company or any of its officers, directors or employees constituting a felony under federal or state law ("Criminal Conduct"), or fraud. With respect to the recovery of Damages pursuant to Section 9.1 arising out of liabilities related to breaches of Sections 3.16 and 3.20 and Criminal Conduct, any such recovery shall not exceed $8,000,000 in the aggregate, which will be first satisfied pursuant to Section 9.4 and thereafter shall be paid in cash.

        (c)  The representations and warranties set forth in Article III shall survive the Closing for a period of one year from the Closing Date, except that (a) the representations and warranties set forth in Section 3.16 shall survive the Closing for a period of three years from the Closing Date and (b) the representations and warranties set forth in Section 3.20 shall survive until all applicable statutes of limitations shall have expired; provided that any such expiration of time shall not affect a claim for indemnification made prior to such expiration.

        (d)  There shall be no time limit pursuant to which Parent can assert a claim for Damages arising from Criminal Conduct or fraud unless the time for making such claim has expired according to applicable law.

        9.4    Escrow Set-off.    Subject to the limitations set forth in Section 9.3(a), Parent shall first set-off the amount of any claim for indemnity under Section 9.1 against any Escrow Shares subject to the Escrow Agreement in accordance with the terms and conditions contained therein. In any offset against the Escrow Shares pursuant to Section 9.1, Parent may deduct that number of shares from the Escrow Shares equal to the dollar value of the Damages, divided by the Parent Closing Price.

        9.5    Right to Indemnification Not Affected by Knowledge.    The right to indemnification based on a party's representations, warranties, covenants and obligations under this Agreement will not be affected by any investigation conducted with respect to, or any knowledge acquired (or capable of being acquired) at any time, whether before or after the execution and delivery of this Agreement or the Closing Date, with respect to the accuracy or inaccuracy of or compliance with, any such representation, warranty, covenant or obligation by the other party.

        9.6    Exclusive Remedy.    Except as otherwise provided in Section 5.8, Article VIII and as set forth in any exhibit, agreement or document contemplated by this Agreement, indemnification pursuant to this Article IX shall be the sole and exclusive remedy of Parent for any breach of the obligations of the Company under this Agreement.

        9.7    Appointment of Shareholder Representative.    The approval of this Agreement by the shareholders of the Company as provided in the TBCA shall constitute the following actions binding upon the shareholders of the Company and each holder of Outstanding Company Shares:

        (a)  the irrevocable authorization, direction and appointment of Mark Harward and any successor designated pursuant to this Section 9.7 (the "Shareholder Representative") as sole and exclusive agent, attorney-in-fact and representative of each holder of outstanding Company Shares and such Person's heirs, representatives and successors;

        (b)  the approval and authorization for all of the arrangements relating thereto, including: (i) the execution, delivery and performance of the Escrow Agreement and of the Earn-out Escrow Agreement by the Shareholder Representative, (ii) the receipt and distribution of the Escrow Shares to the holders of Outstanding Company Shares pursuant to the terms of the Escrow Agreement; (iii) the receipt and distribution of the Earn-out Shares to the holders of Outstanding Company Shares pursuant to the terms of the Earn-out Escrow Agreement; (iv) the Shareholder Representative's performance of his obligations under this Agreement, the Escrow Agreement, and the Earn-out Escrow Agreement, including, without limitation, taking any and all actions, incurring any costs and expenses for the account of the holders of Outstanding Company Shares and making any and all determinations which may be required or permitted to be taken by the Shareholder Representative or the holders of outstanding Company Shares, including in connection with Section 5.9 and Articles IX and X; and (v) the exercise of such rights, power and authority as are incidental to the foregoing; and

        (c)  the irrevocable relinquishment of the right of each holder of Outstanding Company Shares to (i) act independently and other than through the Shareholder Representative with respect to the foregoing any such rights being irrevocably and exclusively delegated to the Shareholder Representative. Without limiting the generality of the foregoing, any notice hereunder delivered to Parent or a Parent Indemnitee by a holder of Outstanding Company Shares other than through the Shareholder Representative shall be of no effect, and each notice delivered by Parent or any other Parent Indemnitee to the Shareholder Representative shall be effective as against each holder of Outstanding Company Shares.

        (d)  The original Shareholder Representative shall indicate in writing his acceptance of such appointment and his agreement to be bound by the terms of this Agreement as they relate to the shareholder Representative and the duties and responsibilities thereof by executing this Agreement for such limited purpose in the space provided on the signature pages hereof.

        (e)  Any actions, exercises of rights, power or authority and any decisions or determinations made by the Shareholder Representative shall be absolutely and irrevocably binding on each holder of Outstanding Company Shares as if each such Person personally had taken such action, exercised such rights, power or authority or made such decision or determination in such Person's individual capacity.

        9.8    Liability and Authority of Shareholder Representative; Successors and Assigns..

        (a)  The Shareholder Representative shall not incur any liability with respect to any action taken or suffered by him in reliance upon any note, direction, instruction, consent, statement or other document believed by him to be genuinely and duly authorized, nor for other action or inaction as the Shareholder Representative, excepting only his own willful misconduct or gross negligence. The Shareholder Representative may, in all questions arising hereunder, under the Escrow Agreement or under the Earn-out Escrow Agreement, rely on the advice of legal counsel and for anything done, omitted or suffered in good faith by the Shareholder Representative based on such advice, the Shareholder Representative shall not be liable to anyone.

        (b)  The Shareholder Representative shall have full power and authority to represent the Shareholders, and their successors and assigns, within the scope of his appointment pursuant to Section 9.7, and all action taken by the Shareholder Representative hereunder shall be binding upon the holders of Outstanding Company Shares, and their successors and assigns, as if expressly confirmed and ratified in writing by each of them. The appointment of the Shareholder Representative under this Agreement shall survive the death, incapacity or any assignment of rights or assets of any such holder. Without limiting the generality of the foregoing, the Shareholder Representative shall have full power and authority on behalf of the holders of Outstanding Company Shares to: (i) interpret all of the terms and provisions of this Agreement, the Escrow Agreement and the Earn-out Escrow Agreement; (ii) to the extent of the Escrow Shares and the Earn-out Shares, compromise or settle any claims asserted under this Agreement, the Escrow Agreement, the Earn-out Escrow Agreement or otherwise in connection with the transactions contemplated by this Agreement; and (iii) authorize payments, delivery or issuance with respect thereto out of the Escrow Shares and the Earn-out Shares, on behalf of the holders of Outstanding Company Shares.

        (c)  Each holder of Outstanding Company Shares shall be liable to the extent of his, her or its Proportionate Percentage of any expenses (including reasonable attorneys' fees) paid or incurred by the Shareholder Representative in connection with the performance of his obligations as Shareholder Representative. For purposes of this Agreement, the term "Proportionate Percentage" shall mean, with respect to each such holder, a fraction (expressed as a percentage) the numerator of which is the number of Outstanding Company Shares owned by such holder and the denominator of which is the total number of Outstanding Company Shares.

        (d)  The Shareholder Representative may resign at any time by submitting a written resignation to Parent. In the event of the death, physical or mental incapacity or resignation of the Shareholder Representative, a successor Shareholder Representative shall be elected by a majority vote of the holders of Outstanding Company Shares, with each such holder (or his successor or assign) to be given a vote equal to the number of Outstanding Company Shares held by such holder immediately prior to the Effective Time pursuant to a procedure to be mutually agreed upon among such holders. Such holders shall cause to be delivered to Parent prompt written notice of such election of a successor Shareholder Representative. Pending the election of a successor Shareholder Representative, such holder holding the largest number of Outstanding Company Shares (excluding the former Shareholder Representative) shall act as the interim Shareholder Representative. Each interim and successor Shareholder Representative shall have all the power, authority, rights and privileges conferred by this Agreement upon the original Shareholder Representative, and the term "Shareholder Representative" as used herein shall be deemed to include any interim or successor Shareholder Representative. Any successor Shareholder Representative shall indicate in writing his acceptance of such appointment and his agreement to be bound by the terms of this Agreement, the Escrow Agreement and the Earn-out Escrow Agreement applicable to the Shareholder Representative.

ARTICLE X

EARN-OUT

        10.1    Earn-out for Revenue Targets.    If at the end of the Earn-Out Period (as defined in Section 10.3), the Surviving Corporation meets certain net revenue targets, as described below, Parent agrees to pay to the holders of Outstanding Company Shares up to 600,000 additional shares of Parent Common Stock (the "Earn-out") as set forth below:

  •
  Less than $10,000,000 in net revenue, nothing;

  •
  At least $10,000,000 but less than $10,700,000 in net revenue, 75,000 shares;

  •
  At least $10,700,000 but less than $11,400,000 in net revenue, an additional 75,000 shares (for a total of 150,000 shares);

  •
  At least $11,400,000 but less than $12,100,000 in net revenue, an additional 150,000 shares (for a total of 300,000 shares).

  •
  At least $12,100,000 but less than $12,800,000 in net revenue, an additional 150,000 shares (for a total of 450,000 shares); and

  •
  $12,800,000 or more in net revenue, an additional 150,000 shares (for a total of 600,000 shares).

The additional 600,000 shares Parent Common Stock that could be earned through the Earn-out are the "Earn-out Shares". No fractional share of Parent Common Stock shall be issued if the Surviving Corporation satisfies the net revenue targets described above. In lieu of any fractional share, any holder of Outstanding Company Shares who would otherwise be entitled to a fractional share of Parent Common Stock (after aggregating all fractional shares of Parent Common Stock to be received by such holder pursuant to this Section 10.1) shall receive from Parent an amount of cash (rounded down to the nearest whole cent) equal to the product of such fractional share multiplied by closing sale price of a share of Parent Common Stock on the Nasdaq National Market (or such exchange or automated quotation system as the shares of Parent Common Stock are then listed) on the trading day immediately preceding the last day of the Earn-out Period. Parent shall deliver separate Parent Certificates to each holder of Outstanding Company Shares for those Earn-out Shares that represent imputed interest to such holder, as determined by the Shareholder Representative.

        10.2    Deposit of Earn-out Shares.    In order to secure payment of the Earn-out Shares, Parent shall at Closing deposit 300,000 shares of Parent Common Stock into escrow pursuant to the terms of the "Earn-out Escrow Agreement" attached hereto as Exhibit O.

        10.3    Manner of Calculation.    For purposes of this Article X, "net revenue" shall mean the gross revenues accrued during the Earn-out Period for the sale, rendering, licensing, lease, or other disposition of Surviving Corporation's services, products and software, less: (i) discounts, credits, allowances and returns; (ii) sales or use taxes (excluding taxes on net income); and (iii) freight and insurance for shipments or delivery of products or software. Sales of Parent products or services to the Surviving Corporation's customers shall not be included in determining net revenue, but sales by the Surviving Corporation of the Company's products or services to Parent customers shall be included. All calculations of net revenue shall be computed in accordance with GAAP consistent with past practices of the Company. For purposes of the Earn-out, Parent agrees: to maintain the Surviving Corporation as a separate entity with separate books of account and records during the Earn-out Period; to maintain the capitalization of Surviving Corporation during the Earn-out Period consistent with a budget previously approved by Parent; and to maintain the operating assets and to operate the Surviving

Corporation consistent with past practices of the Company. Notwithstanding anything herein to the contrary, the "Earn-out Period" shall be calculated for the 12 month period beginning on the first day of the month in which the Merger becomes effective.

        10.4    Sale or Disposition.    All Earn-out Shares not theretofore delivered to the holders of Outstanding Company Shares, or deposited into escrow pursuant to Section 10.2, at the Closing shall be issued, free and clear of all liens and encumbrances, except for any liens and encumbrances created by the holders of the Outstanding Company Shares, to the holders of Outstanding Company Shares upon any sale of all or substantially all of the assets of, or other disposition, of the Surviving Corporation during the Earn-Out Period.

        10.5    Payment.

        (a)  Subject to the provisions hereinbelow, the Earn-Out shall be due and payable on the day which is 30 days after the end of the Earn-Out Period (the "Earn-Out Payment Date"), and shall be delivered not less than 15 days after the Earn-Out Payment Date. On the Earn-Out Payment Date, Parent shall deliver to the Shareholder Representative a statement setting forth (i) its computation of the amount of the Earn-Out Payment, if any, together with (ii) a statement stating that the computation of the Earn-Out Payment complies with the terms of this Agreement and (iii) all such additional schedules, exhibits or other documentation reasonably necessary to document the calculation of the Earn-Out or the calculation that no Earn-Out is due (the "Earn-Out Payment Statement").

        (b)  Following the receipt of the Earn-Out Payment Statement, the Shareholder Representative and his agents, including accountants, may, upon five business days' prior notice to the Parent and Surviving Corporation, examine during normal business hours all books, records and accounts relating to the calculation of the Earn-Out Payment and the Surviving Corporation's performance under this Agreement. Unless the Shareholder Representative, within thirty days after receipt of the Earn-Out Payment Statement, notifies Parent and the Surviving Corporation that he objects to the matters described on the Earn-Out Payment Statement and/or the computation of the Earn-Out, specifying in writing the basis for such objection, the computation of the Earn-Out shall be binding upon the parties hereto. Parent, the Surviving Corporation and the Shareholder Representative shall attempt in good faith to agree upon and resolve any disagreement with respect to the Earn-Out Payment Statement and/or the Earn-Out, within thirty (30) days after any such notification of objection has been given or within a mutually agreed-to extended time period, at which time the controversy shall be referred to a mutually acceptable national accounting firm unaffiliated with any party hereto for a final determination thereof. Such determination shall be binding upon the parties hereto, absent manifest error. The fees and expenses of any accounting firm to which any controversy is referred pursuant to this Section 10.5 shall be paid by the Shareholder Representative, in his capacity as such, if the discrepancy between the "net revenue" as set forth in the Earn-Out Payment Statement and the determination of net revenue by the accounting firm is less than $100,000 and by Parent if such discrepancy is greater than $100,000. The accountants to which any such controversy is referred shall render and notify the parties of a final decision within thirty days from the date the controversy is referred to such accountants for determination. Any shortfall in the amount of the Earn-Out actually made by Parent or the Surviving Corporation to the Shareholder Representative and the adjusted calculation finally agreed or determined pursuant to this Section 10.5 shall be paid by Parent or the Surviving Corporation to the Shareholder Representative within five (5) business days following such agreement or determination. Notwithstanding anything to the contrary in this Section 10.5(b), Parent shall make necessary provision for the delivery or issuance of the number of Earn-Out Shares to the holders of Outstanding Company Shares with respect to which Parent and the Shareholder Representative agree that revenue targets set forth in Section 10.1 have been satisfied. The Earn-Out Shares shall be paid to each holder of Outstanding Company Shares based on such holder's Proportionate Percentage.

        (c)  Promptly upon resolution of any dispute with respect to the Earn-Out as provided in this Section 10.5 or upon a determination that there is no such dispute, Parent shall make necessary provision for the delivery or issuance of the Earn-Out Shares to holders of Outstanding Company Shares. The Earn-Out Shares shall be paid to each holder of Outstanding Company Shares based on such holder's Proportionate Percentage.

ARTICLE XI

MISCELLANEOUS

        11.1    Amendment and Modification.    Subject to applicable law, this Agreement may be amended, modified or supplemented only by written agreement of Parent, Merger Sub and the Company at any time prior to the Effective Time; provided, however, that after approval of this Agreement by the shareholders of the Company, no such amendment or modification shall change the amount or form of the consideration to be received by the Company's shareholders in the Merger.

        11.2    Waiver of Compliance; Consents.    Any failure of Parent or Merger Sub, on the one hand, or the Company, on the other hand, to comply with any obligation, covenant, agreement or condition herein may be waived by the Company or Parent or Merger Sub, respectively, only by a written instrument signed by the party or parties granting such waiver, but such waiver or failure to insist upon strict compliance with such obligation, covenant, agreement or condition shall not operate as a waiver of, or estoppel with respect to, any subsequent or other failure. Whenever this Agreement requires or permits consent by or on behalf of any party hereto, such consent shall be given in writing in a manner consistent with the requirements for a waiver of compliance as set forth in this Section 11.2.

        11.3    Survival; Investigations.    The respective representations and warranties of Parent, Merger Sub, Company and the Company Shareholders contained herein or in any certificates or other documents delivered prior to or at the Closing shall not be deemed waived or otherwise affected by any investigation made by any party hereto. Except as set forth in Article IX, no representations or warranties contained herein or in any certificates or other documents delivered prior to Closing shall be deemed to survive Closing.

        11.4    Notices.    All notices and other communications hereunder shall be in writing and shall be delivered personally, by overnight courier or similar means or sent by facsimile with written confirmation of receipt, to the parties at the addresses specified below (or at such other address for a party as shall be specified by like notice. Any such notice shall be effective upon receipt, if delivered personally or by overnight courier or on the next business day following transmittal if sent by confirmed facsimile. Notices shall be delivered as follows:

(a)	if to the Company (before the Closing), to:	Covalar Technologies Group, Inc. 2600 Technology Drive, Suite 700 Plano, TX 75074 Telephone: 972-379-2700 Facsimile: 972-379-2799 Attention: President
	with a copy (which shall not constitute notice) to:	Gardere Wynne Sewell LLP 1601 Elm Street, Suite 3000 Dallas, TX 75201 Telephone: 214-999-4676 Facsimile: 214-999-4667 Attention: Richard Tulli, Esq.

if to Parent, or Merger Sub, to:	HPL Technologies, Inc. 2033 Gateway Place San Jose, CA 95110 Telephone: 408-437-1466 Facsimile: 408-501-9120 Attention: President and Chief Executive Officer
with a copy (which shall not constitute notice) to:	Heller Ehrman White & McAuliffe LLP 4350 La Jolla Village Drive La Jolla, CA 92121 Telephone: (858) 450-8400 Facsimile: (858) 450-8499 Attention: Alan Jacobs, Esq.
If to the Shareholder Representative (on or after the Closing) to:	Mr. Mark Harward c/o Gardere Wynne Sewell LLP 1601 Elm Street, Suite 3000 Dallas, TX 75201 Telephone: 214-999-4676 Facsimile: 214-999-4667

        11.5    Assignment; Successors and Assigns; Third Party Beneficiaries.    Neither this Agreement nor any right, interest or obligation hereunder shall be assigned by any of the parties hereto without the prior written consent of the other parties; provided, however, that Parent or Merger Sub may (i) assign any and all of their rights and interests hereunder to one or more of their Affiliates and (ii) designate one or more Affiliates, which has the ability to perform, to perform their obligations hereunder (in any and all of which cases Parent or Merger Sub nonetheless shall remain liable and responsible for the performance of all its obligations hereunder; provided, further, however, that the obligation to issue and deliver the Parent Common Stock may not be assigned by the Parent to any other Person. This Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and permitted assigns. Except (a) as provided in Article IX with respect to Indemnitees and (b) with respect to the ability of the Shareholder Representative, on behalf of the holders of Outstanding Company Shares to enforce any covenant of Parent or Merger Sub that survives the Closing, this Agreement is not intended to confer any rights or remedies upon any Person other than the parties hereto.

        11.6    Governing Law.    This Agreement shall be governed by and construed and enforced in accordance with the internal laws of the State of California, without giving effect to its conflicts of laws principles or rules.

        11.7    Attorneys' Fees.    In the event of any dispute between the parties hereto arising out of or relating to this Agreement or the interpretation, performance, or breach thereof, the prevailing party shall be entitled to recover from the other party its reasonable expenses, including outside attorneys' fees, incurred therein or in the enforcement or collection of any judgment or award rendered therein. Notwithstanding the foregoing, if the arbitrator determines that the actions of a party or its counsel have unreasonably or unnecessarily delayed the resolution of the dispute, the arbitrator may, in its discretion, require such party to pay all or part of the fees and costs of the arbitration or part or all of the other party's attorneys' fees, regardless of which party is the prevailing party.

        11.8    Counterparts.    This Agreement may be executed in two or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument. Facsimile transmission of any signed original document or retransmission of any signed facsimile transmission will be deemed the same as delivery of an original. At the request of any party, the parties will confirm facsimile transmission by signing a duplicate original document.

        11.9    Severability.    In case any one or more of the provisions contained in this Agreement should be finally determined to be invalid, illegal or unenforceable in any respect against a party hereto, it shall be adjusted if possible to effect the intent of the parties. In any event, the validity, legality and enforceability of the remaining provisions contained herein shall not in any way be affected or impaired thereby, and such invalidity, illegality or unenforceability shall only apply as to such party in the specific jurisdiction where such final determination shall have been made.

        11.10    Interpretation.    The Article and Section headings contained in this Agreement are solely for the purpose of reference and shall not in any way affect the meaning or interpretation of this Agreement.

        11.11    Entire Agreement.    This Agreement, including the exhibits hereto and the documents and instruments referred to herein, embody the entire agreement and understanding of the parties hereto in respect of the subject matter contained herein and supersedes all prior and contemporaneous agreements or understandings between the parties on the subject matters contained herein, including that certain letter dated January 10, 2002. There are no representations, promises, warranties, covenants, or undertakings, other than those expressly set forth or referred to herein and therein.

        11.12    Definition of "law".    When used in this Agreement, "law" refers to any applicable law (whether civil, criminal or administrative) including, without limitation, common law, statute, statutory instrument, treaty, regulation, directive, decision, code, order, decree, writ, injunction (preliminary or permanent), temporary restraining order, resolution or judgment of any Government Entity.

        11.13    Rules of Construction.

        (a)  Each party to this Agreement has been represented by counsel during the preparation and execution of this Agreement, and therefore waives any rule of construction that would construe ambiguities against the party drafting this Agreement.

        (b)  Whenever the context requires, the gender of all words used in this Agreement includes the masculine, feminine and neuter.

        (c)  All accounting terms not otherwise defined in this Agreement have the meanings ascribed to them in accordance with GAAP.

        (d)  The words "herein," "hereof" and "hereunder" and other words of similar import refer to this Agreement as a whole and not to any particular Article, Section, or other subdivision.

* * *

        IN WITNESS WHEREOF, Parent, Merger Sub and the Company have caused this Agreement to be signed by their respective duly authorized officers as of the date first above written.

HPL TECHNOLOGIES, INC.
By:	/s/ Y. DAVID LEPEJIAN
Name:	Y. David Lepejian
Title:	President and Chief Executive Officer
HPL ACQUISITION SUB, INC.
By:	/s/ Y. DAVID LEPEJIAN
Name:	Y. David Lepejian
Title:	President
COVALAR TECHNOLOGIES GROUP, INC.
By:	/s/ MARK HARWARD
Name:	Mark Harward
Title:	President and Chief Executive Officer

        The undersigned Shareholder Representative hereby executes this Agreement solely in order to evidence his acceptance of the appointment pursuant to Section 9.7(a) and his agreement to be bound by the terms of this Agreement as they relate to the Shareholder Representative and the duties and responsibilities thereof.

SHAREHOLDER REPRESENTATIVE
/s/ MARK HARWARD Mark Harward

LIST OF EXHIBITS

Exhibit A	—	Certificate of Merger
Exhibit B	—	Articles of Merger
Exhibit C	—	Escrow Agreement
Exhibit D	—	Shareholder Lock-Up Agreement
Exhibit E	—	Option Lock-Up Agreement
Exhibit F	—	Form of Proxy
Exhibit G	—	Software License Agreement
Exhibit H	—	Opinion of Parent Counsel
Exhibit I	—	Opinion of Company Counsel and California Counsel to the Company
Exhibit J	—	Employment Agreement re Mark Harward
Exhibit K	—	Offer Letter
Exhibit L	—	Employee Confidential Information and Inventions Agreement
Exhibit M	—	Non-Competition Agreements
Exhibit N	—	Releases
Exhibit O	—	Earn-out Escrow Agreement

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LIST OF EXHIBITS